Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

PROCURIAN INC.,

ICG GROUP, INC.,

INTERNET CAPITAL GROUP OPERATIONS, INC.

(AS STAKEHOLDER REPRESENTATIVE),

ACCENTURE SUB INC.,

and

PEREGRINE MERGER SUB, INC.

Dated as of October 2, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBIT LIST

Exhibit A	—	Company Stockholder Consent
Exhibit B	—	Form of Escrow Agreement
Exhibit C	—	Form of Certificate of Merger
Exhibit D	—	Form of Amended and Restated Certificate of Incorporation
Exhibit E	—	Form of Letter of Transmittal

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into and effective as of October 2, 2013, by and among Procurian Inc., a Delaware corporation (the “Company”), ICG Group, Inc., a Delaware corporation, (“ICG Group”), Internet Capital Group Operations, Inc., a Delaware corporation (“Stakeholder Representative”), Accenture Sub Inc., a Delaware corporation (“Parent”), and Peregrine Merger Sub, Inc., a Delaware corporation (“Merger Subsidiary”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Subsidiary and the Company have approved this Agreement and the merger of Merger Subsidiary with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, after the execution and delivery of this Agreement, the Holders of a majority of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), will have agreed to approve and adopt this Agreement and the Merger by written consent in the form of Exhibit A (the “Company Stockholder Consent”).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Article I.

“Accounting Methodology” means, collectively, the accounting principles and practices used in preparing the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012, applied on a consistent basis and set forth on Section 1.1 of the Company Disclosure Letter.

“Acquired Companies” means, collectively, the Company (including the Surviving Corporation after the Effective Time) and its Subsidiaries.

“Action” means any action, claim, complaint, audit, investigation, petition, subpoena, suit, arbitration or other litigation or proceeding, whether civil or criminal, at Law or in equity by or before any arbitral body of competent jurisdiction or Governmental Entity.

“Additional Drag Along Agreements” means those certain Restricted Stock Agreements entered into by the Company on June 21, 2011, those certain Parent Share Agreements entered into by the Company on June 29, 2011 and certain other agreements relating to the issuance of restricted stock and non-qualified stock options in each case, pursuant to which ICG Group, through its beneficial ownership of Common Stock, has certain drag-along rights described therein.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are permitted or required to be closed in New York, New York.

“Cash” means unrestricted cash and cash equivalents, in each case determined in accordance with GAAP as of the Purchase Price Measurement Time.

“Closing Cash Consideration” means the Enterprise Value, minus (1) the Escrow Amount, minus (2) the Stakeholder Representative Expense Amount, minus (3) the Estimated Closing Net Indebtedness (it being understood that if the Estimated Closing Net Indebtedness is negative, such amount will be added for purposes of the calculation of Closing Cash Consideration), minus (4) the Estimated Unpaid Transaction Expense Amount, minus (5) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus (6) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital.

“Closing Net Indebtedness” means (1) all Indebtedness of the Acquired Companies outstanding as of the Purchase Price Measurement Time, less (2) the amount of the Acquired Companies’ Cash as of the Purchase Price Measurement Time.

“Closing Per Share Cash Consideration” means an amount in cash (without interest) equal to the quotient of (1) the sum of Closing Cash Consideration and the aggregate dollar amount that would have been payable to the Company as exercise price for the exercise of all Vested Options outstanding at the Effective Time and (2) the Fully Diluted Final Share Count.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the disclosure letter of the Company referred to in, and delivered to Parent on or prior to the date hereof pursuant to, this Agreement.

“Company Intellectual Property” means the Intellectual Property owned by the Acquired Companies, including the Company Software.

“Company Plan” means each Plan (other than a “multiemployer plan” (as defined in Section 3(37) of ERISA)) that is maintained, sponsored, contributed to, or required to be contributed to, by the Acquired Companies for the benefit of any current or former employee, officer, director or independent contractor of the Acquired Companies or as to which any Acquired Company has any liability (contingent or otherwise), including on account of an ERISA Affiliate.

“Confidentiality Agreement” means that certain non-disclosure agreement between ICG Group, Inc. and Accenture LLP, dated May 29, 2013, as amended from time to time.

“Contract” means any binding contract, instrument, agreement, commitment, franchise, indenture, lease, license, note, bond, mortgage, obligation, promise, or undertaking including any master service agreement, statement of work and service level agreement.

“Current Assets,” with respect to the Acquired Companies, means, as of the Purchase Price Measurement Time, current assets, but excluding deferred Tax assets, Cash, prepaid U.S. federal income Taxes and U.S. federal income Tax receivables, in each case as determined in accordance with the Accounting Methodology.

“Current Liabilities,” with respect to the Acquired Companies, means, as of the Purchase Price Measurement Time, current liabilities, but excluding any Indebtedness, Unpaid Transaction Expenses, the acquisition liabilities related to the prior issuance of stock in connection with the Company’s acquisition of Media IQ, LLC and Neuwing Energy Ventures, deferred Tax liabilities and U.S. federal income Tax accruals (to the extent not already excluded as an Unpaid Transaction Expense), in each case as determined in accordance with the Accounting Methodology.

“Damages” means damages, losses, liabilities, claims, awards, fines, penalties, reasonable attorney’s fees and expenses, costs of enforcement, interest, penalties, judgments and settlements.

“DGCL” means the Delaware General Corporation Law.

“Distribution” means any cash payment to be made to Holders in respect of Common Stock or Vested Options following the Closing as set forth in Section 2.8 or pursuant to any release from the Escrow Account (but excluding the payment of the Closing Cash Consideration) or distribution of the Stakeholder Representative Expense Amount.

“Encumbrance” means any lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale, adverse claim, title defect, voting trust agreement, right of first refusal, right of preemption, or restriction on transfer or other dispositions of title or restrictions on voting, whether imposed by agreement, Law, equity or otherwise.

“Enterprise Value” means $375,000,000.

“Equity Interests” means any share capital, capital stock, partnership or limited liability company interest or other equity or voting interest or other rights, stock or unit appreciation rights or phantom units or any security or evidence of Indebtedness convertible into or exchangeable or exercisable for any share capital, capital stock, partnership or limited liability company interest or other equity interest, any right, warrant, option, to acquire any of the foregoing, whether vested or unvested, or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated as a “single employer” with any of the Acquired Companies under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Escrow Account” means the account established under the Escrow Agreement.

“Escrow Agent” means Deutsche Bank AG or such other escrow agent as selected by the Stakeholder Representative and Parent.

“Escrow Agreement” means that certain escrow agreement among the Escrow Agent, the Stakeholder Representative and Parent, to be entered into as of the Closing Date, substantially in the form attached hereto as Exhibit B, with such modifications, if any, as shall be mutually agreed to by the Escrow Agent, the Stakeholder Representative and Parent.

“Escrow Amount” means $19,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Adjustment Amount” means an amount (which may be positive, negative or zero) equal to (1) the sum of the Final Net Working Capital, the Estimated Closing Net Indebtedness and the Estimated Unpaid Transaction Expense Amount, minus (2) the sum of the Estimated Net Working Capital, the Final Closing Net Indebtedness and the Final Unpaid Transaction Expense Amount.

“Financial Statements” means, collectively, (1) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012, 2011 and 2010 and the audited consolidated statements of operations, stockholder’s equity and comprehensive income or loss, and cash flows of the Company and its Subsidiaries for each year of the three-year period ended December 31, 2012, including any notes thereto and (2) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013 and 2012 and the unaudited consolidated statements of operations, stockholder’s equity and comprehensive income or loss, and cash flows of the Company and its Subsidiaries for the six months ended June 30, 2013, without any footnotes.

“Fully Diluted Final Share Count” means the sum of (a) the number of shares of Common Stock that are issued and outstanding immediately before the Effective Time and (b) the number of shares of Common Stock that are subject to Vested Options (as though such Vested Options had already vested) outstanding immediately before the Effective Time.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any United States or foreign federal, state or municipal government, or any agency, authority, arbitrator, bureau, board, commission, court, department, tribunal or instrumentality thereof or any self-regulatory authority with similar powers.

“Hazardous Substances” means all substances defined or regulated as pollutants, contaminants, toxic, or hazardous by, or for which standards of conduct or liability have been imposed under, any Environmental Law, including petroleum and petroleum products, asbestos, and asbestos-containing materials, radioactive materials regulated by the federal Environmental Protection Agency or the U.S. Nuclear Regulatory Commission, polychlorinated biphenyls and urea-formaldehyde insulation.

“Holders” means, collectively, the holders of the Common Stock and the holders of Vested Options. “Holder” means any of the Holders.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

“ICG Consolidated Group” means the consolidated group for U.S. federal income Tax purposes, and any combined, consolidated or unitary group for applicable, state and local income Tax purposes of which ICG Group is the common parent.

“ICG Holdings” means ICG Holdings, Inc., a Delaware corporation.

“Indebtedness” means the following obligations of any of the Acquired Companies: (1) the principal of and any accrued interest in respect of indebtedness for borrowed money, (2) all obligations evidenced by notes, bonds, debentures, acceptances, instruments, or other debt securities, in the case of clauses (1) or (2), to the extent it would be classified in accordance with GAAP upon the consolidated balance sheet of the Acquired Companies as indebtedness, (3) all obligations arising out of reimbursement obligations under drawn but unreimbursed letters of credit issued for such Person’s account, (4) obligations under any hedging, swap or similar arrangement, (5) capitalized lease obligations, (6) any premium, cost (including administrative expenses) or penalty payable in connection with the prepayment of any Indebtedness, (7) any premium, break-fee or other cost payable in connection with terminating or unwinding any hedging, swap or similar arrangement and (8) any deferred consideration payments that are outstanding and payable or could become payable in connection with the Company’s acquisition of Media IQ, LLC.

“Independent Accounting Firm” means PricewaterhouseCoopers LLP, or any other nationally recognized firm of independent certified public accountants selected by the Stakeholder Representative and Parent.

“Intellectual Property” means (1) patents and patent applications, including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof (“Patents”); (2) copyrights, and all registrations and applications to register same (“Copyrights”); (3) trademarks, service marks, trade names, and other source identifiers, together with all associated goodwill associated with the foregoing, and all registrations and applications to register same (“Trademarks”); (4) Internet domain name registrations (“Domain Names”); (5) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation) (“Software”); and (6) confidential and proprietary information, including trade secrets, know-how, technologies, processes, techniques, methods, architectures and customer lists; and (7) any rights corresponding to the foregoing in any jurisdiction.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013.

“Interim Balance Sheet Date” means June 30, 2013.

“Knowledge of the Company” means the actual knowledge of Chris Banschback, Jason Gilroy, Carl Guarino, Keith Hausmann, Bob Kothari, Michael Shim or Joseph Waterman, after due inquiry of their respective direct reports.

“Law” means any law (including common law), statute, code, rule, regulation, order, settlement, arbitration or other award, ordinance, judgment or decree, injunction or other pronouncement of any Governmental Entity having the effect of Law.

“Liquidity Plans” mean collectively or individually (a) the Company’s Amended and Restated Employee Equity Liquidity Plan effective as of December 19, 2002, as amended on July 19, 2004; and (b) the Company’s 2010 Equity Liquidity Plan effective as of March 15, 2010.

“Material Adverse Effect” means any material and adverse change, event, effect or circumstance on (i) the business, condition (financial or otherwise), assets or results of operations of the Acquired Companies, taken as a whole or (ii) the ability of any of the Company, ICG Group or the Stakeholder Representative to perform timely its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated herein; provided, however, that with respect to clause (i) of this definition any change, event, effect or circumstance resulting from any of the following shall not (x) be deemed to constitute, in whole or in part, a Material Adverse Effect or (y) be taken into account in determining whether a Material Adverse Effect exists: (1) any change in the United States or foreign economies or securities or financial or capital markets in general, or geographic, regulatory or political conditions in general, (2) national or international political conditions, terrorism, war or the outbreak of hostilities, or natural disasters anywhere in the world, whether commencing before or after the date of this Agreement, (3) any change that generally affects any industry in which the Acquired Companies operate, (4) any change in Law or accounting regulations or principles or interpretations thereof following the date hereof, (5) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that the underlying cause of such failure may, to the extent otherwise permitted hereby, be taken into account when determining if a Material Adverse Effect has occurred, (6) the execution or announcement of this Agreement or the taking of any action expressly contemplated or required by this Agreement or the consummation of the transactions contemplated hereby, provided that the exceptions in this clause (6) shall not apply to any representation or warranty contained in this Agreement to the extent it expressly purports to address the consequences resulting from the execution or announcement of this Agreement, the performance of obligations or satisfaction of conditions under this Agreement or the consummation of the transactions contemplated hereby, (7) any loss of customers, suppliers or employees directly resulting from the identity of Parent and its Affiliates, (8) any material adverse effect that is cured by the Company before the Closing, or the consummation of the transactions contemplated hereby (provided that the exceptions in this clause (8) shall not apply to any representation or warranty contained in this Agreement to the extent that it expressly purports to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), or (9) any action taken or statement made by Parent; unless, in the case of clauses (1), (2), (3) and (4), such change, event, effect or condition has a disproportional effect on the Acquired Companies that it does not have on other Persons in general, and then such matter may be taken into account only to the extent of such disproportional effect.

“Maximum Net Working Capital” means the sum of (i) the amount of the Target Net Working Capital plus (ii) $15,000,000.

“Net Working Capital” means Current Assets minus Current Liabilities calculated in accordance with the Accounting Methodology and the sample calculation set forth on Section 1.1 of the Company Disclosure Letter.

“Option” means each option outstanding to purchase shares of Common Stock from the Company.

“Organizational Documents” means, for any entity, the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including, but not limited to, certificate of incorporation, certificate of formation, memorandum of association, articles of association, partnership agreements, constitutional documents, by-laws or operating agreement).

“Parent Consolidated Group” means the consolidated group for U.S. federal income Tax purposes, and any combined, consolidated or unitary group for applicable state and local income Tax purposes, of which Parent is a member or the common parent.

“Paying Agent” means Deutsche Bank AG or such other paying agent as selected by the Stakeholder Representative and Parent.

“Paying Agent Agreement” means that certain Paying Agent Agreement in customary form and substance, between Paying Agent and the Company.

“Permit” means all approvals, authorizations, certificates, licenses, consents and permits required by any Governmental Entities.

“Permitted Encumbrance” means: (1) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, or that arose or were created in the ordinary course of business; (2) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other Encumbrances which have arisen in the ordinary course of business or that arose or were created in the ordinary course of business for amounts which are not due and payable; (3) Encumbrances expressly approved by Parent in writing after the date hereof; (4) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been set forth on the Interim Balance Sheet in accordance with GAAP; (5) requirements and restrictions of zoning, building and other Laws, rules and regulations, which are not violated by the current use or occupancy of such real property or the operation of the business of the Company thereon, and minor defects or irregularities in title which do not or would not materially impair the use or occupancy of such real property or the operation of the business of the Company conducted thereon; (6) statutory liens of landlords for amounts not yet due and payable or that arose or were created in the ordinary course of business; (7) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or that arose or were created in the ordinary course of business; (8) unrecorded easements, leases, tenancies, license agreements, easements, covenants, rights-of-way and other Encumbrances and similar restrictions of record on any Leased Real Property that do not materially interfere with the existing use thereof by the Acquired Companies; (9) Encumbrances securing any Indebtedness; (10) Encumbrances reflected on or reserved against or otherwise disclosed in the Financial Statements that shall be released upon the consummation of the transactions contemplated hereby; and (11) Encumbrances with respect to tangible property set forth in Section 1.2 of the Company Disclosure Letter.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Plan” means (1) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (whether or not subject to ERISA) and (2) any other material compensation or benefit plan, program, policy, agreement or arrangement (including pension, profit sharing, 401(k), severance, welfare, life insurance, medical, dental, disability, deferred compensation, stock purchase, stock option, other equity-based, retirement, employment, change-in-control, retention, bonus or incentive), whether or not written and whether funded or unfunded.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, including the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, including the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Pro Rata Share” means, with respect to each Holder, the quotient obtained by dividing (i) the aggregate number of such Holder’s shares of Common Stock and shares of Common Stock issuable upon exercise of Vested Options held by such Holder at the Effective Time by (ii) the Fully Diluted Final Share Count.

“Purchase Price Measurement Time” means the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement.

“Qualified Representations” means the representations and warranties set forth in (i) Section 3.6 and (ii) Section 3.13(b).

“Release” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, dispersing, or migrating into or through the environment.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of December 19, 2002, by and among the Company and certain of its stockholders, including ICG Holdings.

“Stakeholder Representative Expense Amount” shall mean an amount equal to $500,000.

“Stock Plan” means the Company’s Second Amended and Restated 2010 Stock Option Plan effective as of January 31, 2013.

“Stockholders” means, collectively, the holders of the Common Stock, and “Stockholder” means any of the Stockholders.

“Straddle Period” shall mean any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means, on any date, any Person (1) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (2) of which securities or other ownership interests representing more than fifty percent of the Equity Interests or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person, or (3) in which such Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Target Net Working Capital” means $11,500,000.

“Tax” means any foreign, federal, state, county or local tax, assessment, levy or other governmental charge, including any income, sales and use, value added, goods and services, excise, franchise, occupancy, real and personal property, gains, profits, escheat, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, custom, levy, fee, assessment or charge imposed by any Governmental Entity, including any interest, addition to tax or penalties related thereto.

“Tax Return” means any return, claim for refund, report, declaration, information return or other document filed or required to be filed with any Tax authority with respect to Taxes, including any amendments thereof and including any schedules or attachments thereto.

“Taxing Authority” means any Governmental Entity with the authority to impose and collect taxes.

“Transaction Agreements” means this Agreement, the Escrow Agreement, Paying Agent Agreement and all other agreements related to the transactions contemplated by this Agreement.

“Transaction Expenses” means (a) any fees or expenses of the Acquired Companies incurred in connection with (or for which the Acquired Companies are liable in connection with) the negotiation and the consummation of, or which become due and payable in connection with the Merger or the other transactions contemplated by this Agreement (including any fees, expenses or other disbursements of any financial advisor, counsel, agent (including the Paying Agent) or service provider), (b) the aggregate amount of any transaction bonuses, severance or similar payments owed by any of the Acquired Companies at the Closing to any director, officer, employee or other service provider thereof (in such capacity) triggered by the consummation of the Merger and the other transactions contemplated by this Agreement and the employer share of any payroll or employment Taxes related thereto, (c) any amounts that remain due and payable at the Closing pursuant to any Terminated Contract (including the Tax Sharing Agreements), (d) any amounts that become due and payable at the Closing pursuant to any Terminated Contract or are triggered by the termination of such Terminated Contract, and (e) any amounts that are or become due and payable to ICG Group or any of its controlled Affiliates (other than the Acquired Companies) other than amounts due and payable pursuant to this Agreement.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the Department of Treasury of the United States (whether in proposed final or temporary form), as amended.

“Unpaid Transaction Expenses” means any Transaction Expenses that have not been paid at the Purchase Price Measurement Time, to the extent not taken into account when determining Cash.

“Vested Options” means each Option that at the Effective Time is vested, including Options that vest as a result of acceleration of vesting in connection with Merger.

“Willful Misconduct” means mean a conscious, voluntary act or omission taken with intentional disregard (or reckless disregard or wanton indifference) of a legal or contractual duty or the consequences that such act or omission would have on the health or safety of a natural Person.

Index of Defined Terms

2013 Consolidated Financial Statements	50
2014 Quarterly Consolidated Financial Statements	50
401(k) Plans	59
Acquisition Transaction	60
Affiliate Contract	39
Agreement	1
Anti-Bribery Laws	35
Award Payment	18
Basket	69
Certificate of Merger	17
Certificates	20
Claim Notice	71
Closing	19
Closing Date	19
Closing Date Statement	19
Common Stock	1
Company	1
Company Contracts	32
Company Fundamental Reps	64
Company Indemnitees	52
Company Leases	52
Company Software	30
Company Stockholder Consent	37
Consolidated Financial Statements	50
Continuing Employee	50
Copyrights	58
Current Policies	5
Direct Recourse Damages	52
Dispute Notice	70
Dissenting Share Payments	22
Dissenting Shares	25
Domain Names	25
Effective Time	6
Environmental Laws	17
Escrow Recovered Amount	35
Estimated Closing Net Indebtedness	70
Estimated Net Working Capital	19
Estimated Unpaid Transaction Expense Amount	19
Excluded Representations	19
Excluded Shares	70
Final Closing Net Indebtedness	18
Final Net Working Capital	23
Final Unpaid Transaction Expense Amount	23
Foreign Antitrust Merger Control Laws	28
Governmental Filings	28

Historical Consolidated Financial Statements	50
Holder	5
Holder Indemnitees	66
ICG Group	1
ICG Group Fundamental Reps	64
ICG Group Return	54
ICG Indemnified Amounts	70
Indemnification Period	65
Indemnified Party	67
Indemnity Agreement	52
IT Systems	38
Leased Real Property	30
Letter of Transmittal	21
Material Customers	40
Material Vendors	40
Merger	1
Merger Consideration	17
Merger Subsidiary	1
Minimum Claim Basket	69
Objection Notice	71
Outside Date	73
Parent	1
Parent Indemnitees	66
Parent Plan	58
Patents	5
Preliminary Closing Balance Sheet	22
Preliminary Closing Net Indebtedness	22
Preliminary Closing Statement	22
Preliminary Net Working Capital	22
Preliminary Unpaid Transaction Expense Amount	22
Pro Forma Tax Return	54
Q3 Consolidated Financial Statements	50
Registered Intellectual Property	37
Responsible Party	67
Restricted Period	62
Software	6
Stakeholder Representative	1
Stockholder	9
Subaccounts	24
Surviving Corporation	17
Tail Policy	52
Tax Sharing Agreements	61
Terminated Contracts	61
Third Party Claim	67
Trademarks	5
WARN Act	34
Warranty Losses	66

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) The Merger. On the Closing Date, the Company and Merger Subsidiary shall execute and file, in accordance with the DGCL, a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”), and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger. The time the Merger becomes effective is referred to as the “Effective Time.” At the Effective Time, in accordance with this Agreement and the DGCL, Merger Subsidiary shall merge with and into the Company and the separate existence and corporate organization of Merger Subsidiary (except as may be continued by operation of Law) shall cease and the Company shall survive the Merger as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Subsidiary and the Company in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) Certificate of Incorporation and Bylaws. Pursuant to the Merger, at the Effective Time, the Certificate of Incorporation of the Company shall be amended in its entirety to read as the Restated Certificate of Incorporation attached hereto as Exhibit D, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Bylaws of Merger Subsidiary as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or by applicable Law.

(c) Directors and Officers. The directors of Merger Subsidiary shall be the directors of the Surviving Corporation as of the Effective Time, each such director to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until such director’s successor is duly elected and qualified, or such director’s earlier resignation or removal. The officers of the Merger Subsidiary shall be the officers of the Surviving Corporation as of the Effective Time, each such officer to hold office in accordance with the Bylaws of the Surviving Corporation and until such officer’s successor is duly elected and qualified, or such officer’s earlier resignation or removal.

Section 2.2 Conversion of Outstanding Capital Stock.

(a) Conversion of Outstanding Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company, any Stockholder or any other Person, (i) each share of Common Stock (other than Excluded Shares or Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount in cash equal to the Closing Per Share Cash

Consideration, plus the Pro Rata Share of all Distributions with respect to such share of Common Stock, if any, in each case payable when and as provided herein (the “Merger Consideration”), except for such distributions not made in accordance with a Holder’s Pro Rata Share as a result of differential values of Subaccounts as contemplated by Section 9.6(a), and (ii) each share of common stock, $0.001 par value per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) Excluded Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company, any Stockholder or any other Person, each share of Common Stock or other capital stock of the Company that is owned by Parent or Merger Subsidiary or held by the Company in its treasury will automatically be canceled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor (such shares, “Excluded Shares”).

Section 2.3 Award Payments.

(a) At the Effective Time, each outstanding Option shall terminate and shall be cancelled, and the holder of each Vested Option shall be entitled to receive an amount in cash equal to the sum of (x) (i) the product of (A) the number of shares of Common Stock subject to such Vested Option and (B) the Closing Per Share Cash Consideration minus (ii) the product of (A) the number of shares of Common Stock subject to such Vested Option and (B) the exercise price of such Vested Option; and (y) such Holder’s Pro Rata Share of Distributions with respect to such Vested Option, except for such Distributions not made in accordance with a Holder’s Pro Rata Share as a result of differential values of Subaccounts as contemplated by Section 9.6(a). Each Option outstanding to purchase shares of Common Stock from the Company which is not a Vested Option at the Effective Time shall terminate and be canceled for no consideration.

(b) When any payment pursuant to Section 2.3(a) (each such payment, an “Award Payment”) becomes payable at the Closing or at any other time (including when any portion of any such Award Payment is to be made from the Escrow Account), any such payment shall first be made to the regular payroll account of the Company, and the Company or the Surviving Corporation, as applicable, shall pay to the applicable Holder of such Vested Option such amount reduced by any required withholding Taxes in full payment thereon. The amount of any such withholding Taxes shall be treated as having been received by the recipient of the Award Payment for all purposes of this Agreement.

(c) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all reasonably necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from Holders of Options and other equity awards under the Stock Plans and take all such other action, without incurring any liabilities in connection therewith, as Parent reasonably may deem to be reasonably necessary to give effect to the transactions contemplated by this Section 2.3. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plan) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 2.3.

Section 2.4 Computation of the Closing Cash Consideration.

No later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a certificate of an officer of the Company (the “Closing Date Statement”), setting forth, in each case as of the close of business on the anticipated Closing Date, a good faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) the Closing Net Indebtedness (the “Estimated Closing Net Indebtedness”), (iii) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expense Amount”) and (iv) calculations in reasonable detail of the Closing Cash Consideration and the Closing Per Share Cash Consideration and the components thereof, which in each case have been prepared in good faith in accordance with the Accounting Methodology; provided, however, that notwithstanding the actual good faith estimate of the Net Working Capital, the parties agree that the maximum amount of the Estimated Net Working Capital for purposes of this Section 2.4 or for purposes of determining the Closing Cash Consideration shall be deemed to be the Maximum Net Working Capital. Parent shall be entitled to review, comment on and request reasonable changes to the Closing Date Statement, and the Company shall provide Parent and its representatives with reasonable access to all relevant work papers, schedules, memoranda and other documents available to the Company or its representatives in connection with its preparation of the Closing Date Statement and its calculation of the amounts shown in the Closing Date Statement and to finance personnel of the Acquired Companies and any other information which Parent reasonably requests, and the Company shall, and shall cause the Acquired Companies to, cooperate with Parent and its representatives in connection therewith. The Company shall consider Parent’s proposed changes to the Closing Date Statement in good faith and the parties shall cooperate in good faith and agree upon a mutually satisfactory Closing Date Statement at least one (1) Business Day prior to the anticipated Closing Date.

Section 2.5 The Closing.

(a) The Closing; The Closing Date. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania 19104, at 10:00 a.m. local time no later than on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), or at such other place, time or date as Parent and the Stakeholder Representative may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” Solely for financial accounting purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of the Purchase Price Measurement Time.

(b) Deliveries by Parent at the Closing. At or prior to the Closing, Parent shall deliver to the Stakeholder Representative (i) each of the Transaction Agreements to which Parent is a party (including the Escrow Agreement), duly executed by Parent, (ii) the Officer’s Certificate required by Section 8.3(a)(iv) and (iii) such other agreements and documents as may be reasonably requested by the Company or the Stakeholder Representative customarily provided in connection with transactions of this kind.

(c) Deliveries by the Company at the Closing. At the Closing, the Company shall deliver or cause to be delivered to Parent (i) a certificate of good standing of the Company from the Secretary of State of the State of Delaware as of a recent date, (ii) the Escrow Agreement, duly executed by the Escrow Agent and the Stakeholder Representative, (iii) each of the Transaction Agreements to which the Company is a party, duly executed by the Company, (iv) a certificate in form reasonably acceptable to Parent prepared in accordance with Section 1.1445-2 of the Treasury Regulations certifying such facts as to establish that the Merger is exempt from withholding pursuant to Section 1445 of the Code, (v) resignations from each director or officer of any of the Acquired Companies as requested pursuant to Section 7.9 in a form reasonably acceptable to Parent, (vi) the Officer’s Certificate required by Section 8.2(a)(v) and (vii) such other agreements and documents as may be reasonably requested by Parent customarily provided in connection with transactions of this kind.

Section 2.6 Payments at the Closing.

(a) Payment of the Closing Cash Consideration. At the Closing, subject to the terms of this Agreement, Parent shall (i) pay to the Escrow Account an amount in cash equal to the Escrow Amount, (ii) pay to the Stakeholder Representative the Stakeholder Representative Expense Amount, which amount shall be held separate from the other funds of the Stakeholder Representative as provided in Section 11.16 and (iii) pay to the Paying Agent an amount in cash equal to the product of (x) the Closing Per Share Cash Consideration multiplied by (y) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, which amount shall be held by the Paying Agent for the benefit of the Holders to make the payments contemplated by this Section 2.6(a) to each Holder of Common Stock (following such Holder’s delivery of a duly completed and validly executed Letter of Transmittal to the Paying Agent pursuant to Section 2.6(c)), of an amount in cash equal to (x) the total number of shares of Common Stock held by each such Holder immediately prior to the Effective Time, times (y) the Closing Per Share Cash Consideration. Such payments are to be made by check or wire transfer of immediately available funds in accordance with instructions specified by Escrow Agent, the Stakeholder Representative and Paying Agent, respectively, at least five (5) Business Days prior to the Closing Date. From and after the Effective Time, holders of Common Stock shall cease to have any rights as stockholders of the Company, except as provided herein or by Law. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made.

(b) Other Payments. In addition to the payments required to be made pursuant to Section 2.6(a), Parent shall, or shall cause the Company to, pay at the direction of and on behalf of the Company in accordance with the terms hereof, by wire transfer of immediately available funds pursuant to payment instructions provided by the Company, (i) the Indebtedness of the Acquired Companies listed in Section 2.6(b) of the Company Disclosure Letter, as indicated in payoff letters from the holders thereof, (ii) the Unpaid Transaction Expenses for which the Company has delivered to Parent an invoice and payment instructions, and (iii) all Award Payments.

(c) Procedures for Payment. The Paying Agent shall effect the exchange of cash for certificates which, immediately prior to the Effective Time, represented shares of Common Stock entitled to payment pursuant to Section 2.2(a) (the “Certificates”). Within ten (10) Business Days following the Closing Date, Parent shall deliver to each Stockholder a letter of transmittal, in the form and substance substantially similar to Exhibit E attached hereto (the “Letter of Transmittal”) and instructions for use in surrendering certificates to the Paying Agent (or otherwise complying with the final sentence of this Section 2.6(c)) in exchange for the Closing Per Share Cash Consideration as specified in Section 2.2(a), in each case with such changes thereto as are required by the Paying Agent, and the information required by Section 262 of the DGCL in a form that is reasonably acceptable to Parent and the Company. At or as soon as practicable after the Effective Time, each Stockholder who has not already delivered such documents prior to the Effective Time, shall surrender to the Paying Agent Certificates representing the shares of Common Stock held by such Stockholder at the Effective Time, and each Stockholder shall deliver to the Paying Agent a Letter of Transmittal duly completed and validly executed in accordance with the instructions therein and any other documents as may be reasonably required pursuant to such instructions. The Paying Agent shall promptly provide a copy of the Letter of Transmittal, and deliver the Certificates and any stock powers, to Parent. Promptly following the later to occur of (x) the Effective Time and (y) delivery by a Stockholder of its Certificates and executed Letter of Transmittal to the Paying Agent, the Paying Agent shall deliver to such Stockholder the payment to which such Stockholder is entitled under Section 2.2(a) (and calculated as provided in Section 2.6(a)) to the Stockholder as indicated in such Stockholder’s Letter of Transmittal. Until so surrendered, each such Certificate shall represent solely the right to receive the payment to which such Stockholder is entitled under Section 2.2(a) (and calculated as provided Section 2.6(a)), without interest, and such Stockholder’s Pro Rata Share of any Distributions (except for such Distributions not made in accordance with a Stockholder’s Pro Rata Share as a result of differential values of Subaccounts as contemplated by Section 9.6(a)), and neither the Surviving Corporation nor the Paying Agent shall be required to pay the holder thereof the cash to which it would otherwise have been entitled. Notwithstanding the foregoing, if any such Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Stockholder claiming such Certificate to be lost, stolen or destroyed and the providing of an indemnity by such Stockholder to the Surviving Corporation and the Paying Agent against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate in customary form and amount, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the payment contemplated by Section 2.2(a), without interest.

(d) Return of Funds. Any portion of the amounts deposited with the Paying Agent that remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall, upon request by Parent, be delivered by the Paying Agent to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the payment to Stockholders pursuant to the provisions of this Article II.

(e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent will be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any amounts payable in accordance with this Article II would otherwise escheat to or become the property of any Governmental Entity, any such amounts, to the extent permitted by applicable Law, immediately prior to the date on which such amounts would otherwise escheat or become the property of any Governmental Entity, will become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.7 Adjustment of Pre-Closing Estimates.

(a) Preliminary Closing Balance Sheet. No later than sixty (60) days following the Closing Date, the Company shall deliver or cause to be delivered, to the Stakeholder Representative (i) an unaudited consolidated balance sheet of the Acquired Companies as of the Purchase Price Measurement Time (the “Preliminary Closing Balance Sheet”), prepared by the Company in good faith in accordance with the Accounting Methodology and (ii) a reasonably detailed calculation by the Company of (x) the Net Working Capital (the “Preliminary Net Working Capital”), (y) the Closing Net Indebtedness (the “Preliminary Closing Net Indebtedness”) and (z) the Unpaid Transaction Expenses (the “Preliminary Unpaid Transaction Expense Amount”), in each case as of the Purchase Price Measurement Time (the “Preliminary Closing Statement”). Notwithstanding the foregoing, in the event that the Company’s calculation of the Net Working Capital contemplated by clause (i) above is greater than the Maximum Net Working Capital, the Preliminary Closing Statement shall reflect that the Preliminary Net Working Capital shall be deemed to be the Maximum Net Working Capital.

(b) Review by the Stakeholder Representative. The Stakeholder Representative shall have forty-five (45) days following receipt of the Preliminary Closing Statement to review the Preliminary Closing Balance Sheet and the amounts shown in the Preliminary Closing Statement and to notify the Company in writing if it disputes the Preliminary Closing Balance Sheet or any of the calculations shown in the Preliminary Closing Statement (a “Dispute Notice”), specifying the items and amounts in dispute and the reasons therefor in reasonable detail and the values that it believes in good faith to be correct. Only such items included in the Dispute Notice as originally delivered or any items that result therefrom may be disputed by the Stakeholder Representative. In connection with the Stakeholder Representative’s review and any disputes pursuant to Section 2.7(c), the Stakeholder Representative and its representatives shall have reasonable access to all relevant work papers, schedules, memoranda and other documents prepared by the Company or its representatives related to or in connection with its preparation of the Preliminary Closing Balance Sheet and the Company’s calculation of the amounts shown in the Preliminary Closing Statement and to finance personnel of the Acquired Companies and any other information which the Stakeholder Representative reasonably requests, and the Company shall, and shall cause its Subsidiaries to, cooperate with the Stakeholder Representative and its representatives in connection therewith.

(c) Dispute Notice. In the event the Stakeholder Representative does not timely deliver a Dispute Notice within forty-five (45) days following receipt of the Preliminary Closing Statement, then the Preliminary Closing Net Indebtedness, the Preliminary Net Working Capital and the Preliminary Unpaid Transaction Expense Amount shall be deemed to be the Final Closing Net Indebtedness, the Final Net Working Capital and the Final Unpaid Transaction Expenses, respectively. In the event that the Stakeholder Representative timely delivers a Dispute Notice to the Company, the Company and the Stakeholder Representative

shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet and the amounts shown in the Preliminary Closing Statement shall be made in accordance with the agreement of the Company and the Stakeholder Representative. If the Company and the Stakeholder Representative are unable to resolve any such dispute within thirty (30) days (or such longer period as the Company and the Stakeholder Representative shall mutually agree in writing) of the Company’s Receipt of such Dispute Notice, the remaining items in such dispute shall promptly thereafter be submitted to the Independent Accounting Firm for resolution, and the resolution of the Independent Accounting Firm shall be final and binding on the parties. The Independent Accounting Firm shall consider only those items and amounts as to which the Company and the Stakeholder Representative have disagreed within the time periods and on the terms specified above. In making such determination, the Independent Accounting Firm may rely upon information submitted to it by the Company or the Stakeholder Representative and other information available to the Independent Account Firm. The Independent Accounting Firm shall be instructed to use its reasonable best efforts to deliver to the Company and the Stakeholder Representative a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of the Preliminary Closing Balance Sheet and the Preliminary Closing Statement to it and, in any case, as promptly as practicable after such submission. The determination made by the Independent Accounting Firm shall not exceed or be less than the amounts proposed by the Company and the Stakeholder Representative, as applicable. The Independent Accounting Firm will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm. (For example, should the items in dispute total in amount to $1,000 and the Independent Accounting Firm awards $600 in favor of the Stakeholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by the Company and forty percent (40%) of the costs would be borne by the Stakeholder Representative). The Stakeholder Representative and the Company shall pay the fees and expenses of the Independent Accounting Firm as so allocated.

(d) Final Determination. After final determination of the Net Working Capital (the “Final Net Working Capital”), the Closing Net Indebtedness (the “Final Closing Net Indebtedness”) and the Unpaid Transaction Expenses (the “Final Unpaid Transaction Expense Amount”), whether because no Dispute Notice is timely delivered by the Stakeholder Representative or because any disputes are resolved as provided in Section 2.7(b) and Section 2.7(c), the parties shall determine the Final Adjustment Amount as follows; provided, however, that notwithstanding the actual final determination of the Final Net Working Capital, the parties agree that the maximum amount of the Final Net Working Capital Amount for purposes of this Section 2.7 or for purposes of determining the Final Adjustment Amount shall be the Maximum Net Working Capital.

(i) If the Final Adjustment Amount is negative, then the Stakeholder Representative and Parent shall, within five (5) Business Days after the final determination thereof, issue joint written instructions directing the Escrow Agent to pay an amount equal to the absolute value of the Final Adjustment Amount out of the Escrow Account by wire transfer of immediately available funds to the account specified by Parent (unless Parent shall have elected to seek payment directly from the Holders as Direct Recourse Damages as provided in Section 9.6).

(ii) If the Final Adjustment Amount is positive, then Parent shall, within five (5) Business Days after the final determination thereof, pay (x) a portion of the Final Adjustment Amount to the Paying Agent by wire transfer of immediately available funds to the account specified by the Paying Agent, for distribution to each stockholder its Pro Rata Share of the Final Adjustment Amount (subject to the withholding of Taxes pursuant to Section 2.10) and (y) the remainder of the Final Adjustment Amount to the Company for distribution to each Holder of Vested Options its Pro Rata Share of the Final Adjustment Amount (subject to the withholding of Taxes pursuant to Section 2.10).

(iii) If the Final Adjustment Amount is zero, then no payments shall be made with respect thereto.

Section 2.8 The Escrow Account.

(a) Escrow Contribution; Subaccounts. Pursuant to Section 2.6(a), Parent shall deposit or cause to be deposited the Escrow Amount into the Escrow Account, in cash. Within the Escrow Account, Parent and the Stakeholder Representative shall cause the Escrow Agent to create a notional subaccount for each Holder (which shall initially be an amount in cash equal to such Holder’s Pro Rata Share of the Escrow Amount ) (collectively, the “Subaccounts”) and will make any corresponding changes to the Escrow Account with respect thereto, and if the Escrow Agent shall be unable to create such Subaccounts, Parent and the Stakeholder Representative shall keep records of any such Subaccounts as provided in Section 9.6 and may jointly direct the Paying Agent and Escrow Agent to make distributions as reflected by such records. The parties agree that Parent shall be treated as the owner of the Escrow Account for all federal and state income Tax purposes.

(b) The Escrow Fund (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; and (ii) shall be held and disbursed solely for the purposes set forth in, and in accordance with the terms of, this Agreement and the Escrow Agreement.

(c) The Stakeholder Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided for herein. In connection with any such joint written instructions, if the distributions shall not be paid on the basis of a Pro Rata Share from all Subaccounts, the Stakeholder Representative and Parent shall jointly instruct the Escrow Agent from which Subaccounts payments are to be made.

(d) Payments from the Escrow Account. Upon the receipt of any payment out of the Escrow Account designated for payment to the Holders, the Paying Agent shall pay to each Holder such Holder’s Pro Rata Share of such payment except for such distributions not made in accordance with a Holder’s Pro Rata Share as a result of differential values of Subaccounts as contemplated by Section 9.6(a) (subject to the withholding of Taxes pursuant to Section 2.10). Any payments so made to the Holders out of the Escrow Account shall be treated as an increase to the Merger Consideration.

Section 2.9 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by the DGCL, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Stockholders who have properly perfected their appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, unless and until such Stockholders will have failed to perfect or will have effectively withdrawn or lost their right of payment under the DGCL. Such Stockholders, who have so perfected their appraisal rights, will instead be entitled to payment of the fair value of such Dissenting Shares in accordance with the DGCL. If any such Stockholder will have failed to perfect or will have effectively withdrawn or lost such appraisal rights, each share of Common Stock held by such Stockholder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration specified and allocated in Section 2.2(a) and subject to the terms thereof.

(b) Each party hereto shall give each other party hereto prompt notice of any demands received by it for appraisal of shares of Common Stock, withdrawals of such demands and any other related instruments received by it. Parent shall have the right, to the extent reasonably practicable, to receive notice of and participate in all negotiations and proceedings with respect to such demands and the exercise of such appraisal rights under the DGCL; provided, however, that the Stakeholder Representative shall have the right to direct all such negotiations and proceedings. Except with the prior written consent of (1) the Stakeholder Representative, no other party hereto shall make any payment with respect to, or offer to settle or settle, any such demands and (2) Parent, no other party hereto shall make any payment with respect to, or offer to settle or settle, any such demands unless such payment or settlement includes an express unconditional release of Parent, the Company, the Surviving Corporation and their respective Affiliates from all liabilities and obligations relating to such demand and the exercise of such appraisal rights under the DGCL and such payment or settlement does not impose injunctive or other equitable relief against Parent, the Company, the Surviving Corporation or any of their respective Affiliates; provided that, notwithstanding any of the foregoing, each party hereto may make such payments and take such actions as are required by applicable Law.

(c) Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article IX the amount of such Dissenting Share Payments without regard to the Basket or the Minimum Claim Basket.

Section 2.10 Withholding.

Parent, Merger Subsidiary, the Company and the Paying Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts required to be deducted and withheld under applicable Tax law. Amounts withheld pursuant to this Section 2.10 and paid over to the appropriate Tax authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Good Standing of the Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Except as disclosed in Section 3.1 of the Company Disclosure Letter, the Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. The Company has provided or made available to Parent true and correct copies of its Organizational Documents, as amended.

(b) The Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized and in good standing would not have a Material Adverse Effect.

Section 3.2 Authorization of Transaction by the Company.

The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and any other Transaction Agreements to which it is a party and to consummate the Merger and the other transactions contemplated by this Agreement. Upon the delivery of the Company Stockholder Consent following the execution and delivery of this Agreement, the execution, delivery and performance by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party shall have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate action or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of the Transaction Agreements to which it is a party or to consummate the transactions contemplated by the Transaction Agreements to which it is a party. This Agreement and the other Transaction Agreements to which the Company is a party have been or, for those Transaction Agreements to be executed following the date hereof, will be at the Closing duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms therein, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity) and the discretion of a court before which any proceeding therefor may be brought. The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present or by written consent, as applicable, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Holders, and (iii) resolving to recommend the approval of this Agreement to the Stockholders, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3 Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Letter contains a list of each Subsidiary of the Company. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent such jurisdiction recognizes such concepts) and has the requisite power and authority to own its property and conduct its business as it is currently conducted. All of the issued and outstanding Equity Interests of each Subsidiary of the Company are owned directly or indirectly by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances or any restrictions on transfer of securities arising under any applicable federal, state or foreign securities laws), and are duly authorized and validly issued, free of preemptive or any other third party rights and, as to Equity Interests of corporate Subsidiaries, are fully paid and non-assessable.

(b) Each Subsidiary is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized and in good standing would not have a Material Adverse Effect. Section 3.3(b) of the Company Disclosure Letter sets forth (i) the authorized and issued capital stock (or other Equity Interests) of each Subsidiary, (ii) the record holders of such stock or Equity Interests, and (iii) the number of shares of stock or Equity Interests owned by such record holder for each Subsidiary. Other than as set forth in Section 3.3(b) of the Company Disclosure Letter, there are no outstanding Equity Interests of any Subsidiary.

(c) The Company does not own or control, directly or indirectly, any Equity Interest in or interest convertible into or exchangeable for any Equity Interest in or have any obligation to invest in or purchase any securities of any Person.

(d) Section 3.3(d) of the Company Disclosure Letter lists (x) the officers and directors of the Company and each of its Subsidiaries, (y) the jurisdictions in which the Company and each of its Subsidiaries are qualified to do business and (z) the jurisdictions in which the Company or any of its Subsidiaries has facilities or employees.

Section 3.4 Governmental Filings.

No filings or registration with, notification to, or authorization, license, clearance, permit, qualification, waiver, order, consent or approval of, any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger, except (a) Governmental Filings under the HSR Act, (b) Governmental Filings under any foreign antitrust, competition or similar Law (“Foreign Antitrust Merger Control Laws”), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to be materially adverse to the business, financial condition or results of the Acquired Companies taken as a whole or materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 3.5 Capital Structure.

(a) The authorized capital stock of the Company consists of: (a) 145,000,000 shares of Common Stock. As of the date of this Agreement, there are 138,355,958 shares of Common Stock issued and outstanding. There are no shares of preferred stock of the Company issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.5(a) of the Company Disclosure Letter, no shares of Common Stock are held as treasury stock or are owned by the Company. Section 3.5(a) of the Company Disclosure Letter sets forth (i) each record holder of the outstanding shares of Common Stock, and the number of shares of Common Stock held by each such record holder, and (ii) with respect to each Option outstanding as of the date of this Agreement, the Holder of such Option, the exercise price of such Option as of the date of this Agreement, the number of shares of Common Stock underlying such Option and the grant date of such Option. Other than as set forth on Section 3.5(a) of the Company Disclosure Letter, there are no outstanding Equity Interests of the Company.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any shares of Common Stock, and there are no agreements between the Company or any of its Subsidiaries and any security holder or other Person, or among any holders of Common Stock, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Common Stock. As a result of the Merger, (i) Parent will be the sole record and beneficial holder of all issued and outstanding Common Stock and all rights to acquire or receive any shares of Common Stock, whether or not such shares of Common Stock are outstanding, and (ii) the sole right after the Effective Time of Holders immediately prior to the Effective Time of Common Stock with respect to such Common Stock will be (A) the right to receive the portion of the Closing Per Share Cash Consideration allocable to such Common Stock pursuant to Section 2.2(a) or (B) in the case of holders of Dissenting Shares, the right to payment of the fair value of such dissenting shares of Common Stock in accordance with the DGCL.

Section 3.6 Financial Statements.

The Company has made available to Parent a true and complete copy of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the respective dates or for the respective periods set forth therein, subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and the absence of notes thereto none of which are individually or in the aggregate material. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

Section 3.7 No Undisclosed Liabilities.

Except as disclosed, reflected or reserved against in the Financial Statements (or the notes thereto) or as disclosed or reflected in Section 3.7 of the Company Disclosure Letter, none of the Acquired Companies has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected or reserved against on an audited consolidated balance sheet of the Company, except for (a) liabilities and obligations incurred since June 30, 2013 in the ordinary course of business, (b) liabilities and obligations incurred since June 30, 2013 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) are not material, individually or in the aggregate, to the Acquired Companies, taken as a whole. None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.8 No Conflict or Violation.

Except as set forth in Section 3.8 of the Company Disclosure Letter, the execution, delivery and performance by the Company of the Transaction Agreements and the consummation by the Company of the Merger and the other transactions contemplated by the Transaction Agreements do not or will not: (a) assuming all Governmental Filings described in Section 3.4 and Section 5.3 have been obtained or made and other than the delivery of the Company Stockholder Consent, materially violate any applicable Law to which any Acquired Company is subject; (b) result in a violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel, create any other right or encumbrance or increase any right in any Company Lease or Contract to which any Acquired Company is a party, except as would not reasonably be expected to, individually or in the aggregate, have a material adverse impact on the Company; or (c) violate any provision contained in the Organizational Documents of any Acquired Company.

Section 3.9 Legal Proceedings.

Except as set forth in Section 3.9 of the Company Disclosure Letter, as of the date of this Agreement, there are no, and since December 31, 2012 there have not been, material Actions pending, or, to the Knowledge of the Company, threatened against any Acquired Company that (a) seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement or (b) if adversely determined, would be material to the Acquired Companies, taken as a whole. Except as set forth in Section 3.9 of the Company Disclosure Letter, there are no, and since December 31, 2012 there have not been any, material pending judgments, orders, injunctions or decrees against any Acquired Company.

Section 3.10 Personal Property.

Except as may be reflected in the Financial Statements, the Acquired Companies have good and valid title (free and clear of all Encumbrances, other than Permitted Encumbrances) or a valid leasehold interest in and to all the tangible and intangible personal property owned or leased by an Acquired Company that is reflected in the most recent audited balance sheet of the Company and its Subsidiaries or acquired since the date of such balance sheet, in each case free and clear of Encumbrances except for Permitted Encumbrances, except (a) for such tangible personal property that has been disposed of in the ordinary course of business since such date or (b) where the failure to have good and valid title or leasehold interest, respectively, free and clear of Encumbrances except for Permitted Encumbrances would not have a Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Letter and except as relates to Intellectual Property, the property and assets (both tangible and intangible) of the Acquired Companies, taken as a whole, are sufficient for the conduct of their respective businesses immediately following the Closing Date as presently conducted, without giving effect to any change of the business of the Acquired Companies taken after Closing.

Section 3.11 Real Property.

(a) None of the Acquired Companies owns any real property. Section 3.11(a) of the Company Disclosure Letter sets forth a list of all real property (the “Leased Real Property”) currently leased to any Acquired Company by a third party pursuant to a lease, sublease or other similar agreement under which any Acquired Company is the lessee or sublessee as of the date hereof (collectively, the “Company Leases”). Except as set forth on Section 3.11(b) of the Company Disclosure Letter, (a) each Company Lease (i) constitutes a valid and binding obligation of the Acquired Company party thereto, and (ii) assuming such Company Lease is binding and enforceable against the other parties thereto, is enforceable against the Acquired Company party thereto, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity) and the discretion of a court before which any proceeding therefor may be brought, (b) no Acquired Company is or, to the Knowledge of the Company, is alleged to be in breach of or default in any material respect under any Company Lease, (c) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Company Lease, (d) the Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (e) the Acquired Company has not collaterally assigned or granted any other security interest in such Company Lease or any interest therein and (f) there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings pending or, to the Company’s Knowledge, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the business of the Acquired Companies.

Section 3.12 Taxes.

Except as set forth in Section 3.12 of the Company Disclosure Letter: (a) the Acquired Companies have accurately and timely filed (or have had filed upon their behalf) all material Tax Returns required to have been filed by or with respect to them (taking into account any extensions of time within which to file), whether required to be filed by an Acquired Company, ICG Group, or any of their Affiliates or predecessors, and all such Tax Returns are complete and correct in all material respects; (b) the Acquired Companies have timely paid (or have had paid on their behalf) all Taxes required to be paid by them, other than those Taxes (i) where payment is not yet due, or (ii) that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Interim Balance Sheet in accordance with GAAP; (c) the Acquired Companies have duly and timely withheld all material amounts required to be deducted or withheld under applicable Law and have timely paid to the appropriate Taxing Authorities all such deducted or withheld amounts; (d) there are no pending or, to the Knowledge of the Company, threatened audits, claims, actions, suits, assessments, investigations or other similar proceedings with respect to Taxes for any Acquired Company; (e) all deficiencies asserted or assessments made, if any, in connection with any Taxes of the Acquired Companies have been paid in full, unless the validity or amount thereof is being contested by the applicable Acquired Company (or any of its Affiliates) in good faith by appropriate proceedings and for which adequate reserves have been established on the Interim Balance Sheet in accordance with GAAP; (f) the Acquired Companies have not executed or filed with any Governmental Entity (or have had executed or filed on their behalf) any agreement extending the period for assessment or collection of any material Taxes, which agreement is still in effect; (g) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to any Acquired Company; (h) no Acquired Company is, and none of the assets of any Acquired Company is an interest in, an entity that is treated as a partnership or disregarded entity for Tax purposes; (i) no Acquired Company has engaged in any “listed transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations; (j) there are no Encumbrances for Taxes upon any property or assets of any of the Acquired Companies, other than Permitted Encumbrances; (k) no Acquired Company has been a party to any transaction governed by Section 355 of the Code; (l) no claim has been made by a Tax authority within the past six (6) years in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction that has not yet been resolved; (m) the Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a U.S. real property holding corporation within the meaning of Section 897 of the Code; and (n) all related party transactions involving the Acquired Companies are in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of Tax Law. The representations and warranties made in this Section 3.12 (along with the representations and warranties set forth in Section 3.17) represent the sole and exclusive representations and warranties of the Acquired Companies regarding Tax matters and this Section 3.12 may be relied upon only for Pre-Closing Tax Periods, and not for any Post-Closing Tax Period (other than with respect to a change in method of accounting under Section 481(c) of the Code, an installment sale pursuant to Section 453 of the Code, a prepaid amount received on or prior to the Closing Date, an election under Section 108(i) of the Code or with respect to the net operating losses shown on the Tax Returns (or pro forma Tax Returns prepared in connection with any consolidated, combined or unitary income Tax Returns) of the Company and its Subsidiaries).

Section 3.13 Absence of Certain Changes.

Except as set forth in Section 3.13 of the Company Disclosure Letter and as otherwise expressly contemplated or permitted by this Agreement (a) since December 31, 2012, the businesses of the Acquired Companies have been conducted in the ordinary course of business, (b) since December 31, 2012, there has not occurred any change, event or condition that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect, and (c) the Acquired Companies have not taken or failed to take any of the actions set forth in Section 7.1 if such section had been in effect since June 30, 2013.

Section 3.14 Company Contracts.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a list of the following Contracts to which an Acquired Company is a party (collectively, the “Company Contracts”):

(i) any Contract relating to Indebtedness for borrowed money except for Indebtedness for an amount less than $25,000 or to placing an Encumbrance on any of the assets or Equity Interests of an Acquired Company other than any Permitted Encumbrance;

(ii) loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $100,000 in the aggregate;

(iii) any Contract with a customer the performance of which is reasonably likely to involve annual net revenue in excess of $200,000;

(iv) any Contract with a vendor or supplier the performance of which is reasonably likely to involve annual consideration in excess of $200,000 and that cannot be terminated by the Company within ninety (90) days of notice without penalty;

(v) any Contract containing (x) “most favored nations” pricing terms or grants to any such customer of any right of first offer or right of first refusal or exclusivity, (y) any provisions limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete, in any material respect, with any Person, or (z) any “non-solicitation”, “no hire”, “non-compete” or similar provisions which restrict the Company or any Acquired Company or Affiliates from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(vi) any collective bargaining agreement or other Contract with any labor organization or other employee representative;

(vii) any partnership, joint venture or similar Contract;

(viii) any Contract that relates to the future disposition or acquisition of assets or properties for consideration in excess of $500,000 by any Acquired Company, or any merger or business combination with respect to any Acquired Company;

(ix) any Contract pursuant to which any Acquired Company grants or receives a license to use, or other material rights with respect to, any Intellectual Property (including covenants not-to-sue), other than non-exclusive license agreements entered into with customers in the ordinary course of business in connection with the provision of services, confidentiality agreements entered into in the ordinary course of business, and non-exclusive licenses for commercially available, off-the-shelf or click-wrap Software with annual fees of less than $200,000;

(x) any Contract with any employee or other individual service provider or consultant pursuant to which the Acquired Companies provide annual compensation in excess of $200,000, other than any “at will” Contract that may be terminated by an Acquired Company upon thirty (30) days or less advance notice (or such period required by Applicable Law);

(xi) any Contract involving the settlement of any action, liability or threatened action or contingent liability with respect to which, as of the date of this Agreement (A) any unpaid amount exceeds $200,000, (B) conditions precedent to the settlement have not been satisfied or (C) has limitations on the operation of the business of the Acquired Companies in any material respect;

(xii) any Contract with any Government Entity pursuant to which any Acquired Company provides services or reasonably expects to provide services;

(xiii) any Contract the performance of which involves payments of consideration by an Acquired Company in excess of $500,000 per year or $1,000,000 in the aggregate and which cannot be cancelled by the applicable Acquired Company upon thirty (30) days’ notice without premium or penalty;

(xiv) any Contract agreement containing any provision or covenant that binds or purports to bind “Affiliates” of any Acquired Company or that would otherwise bind or purport to bind Parent or any of its Subsidiaries (other than the Acquired Companies) after the Closing; or

(xv) any outstanding written or otherwise binding commitment to enter into any agreement of the type described in subsections (i) through (xv) of this Section 3.14(a).

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Letter, (i) each Company Contract (A) is in full force and effect and constitutes a valid and binding obligation of each Acquired Company party thereto and, to the Knowledge of the Company, the other parties thereto, and (B) assuming such Company Contract is binding and enforceable against the other parties thereto, is enforceable against each Acquired Company party thereto, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity) and the discretion of a court before which any proceeding therefor may be brought, (ii) no Acquired Company is or, to the Knowledge of the Company, is alleged to be in breach of or default in any material respect under any Company Contract, and (iii) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Company Contract. A true, correct and complete copy of each Company Contract (including amendments thereto) has been made available to Parent.

Section 3.15 Labor.

(a) Except as disclosed in Section 3.15(a)(i) of the Company Disclosure Letter, none of the Acquired Companies is a party to any collective bargaining agreement or any collective bargaining relationships with any labor organization. No labor strike, slowdown, lockout, picketing or work stoppage against any of the Acquired Companies is pending or, to the Knowledge of the Company, threatened, and no such dispute has occurred since December 31, 2010. Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter, no union organizing activities involving any labor organization and any employees of any of the Acquired Companies are pending or threatened as of the date of this Agreement, and to the Knowledge of the Company no such activities have occurred since December 31, 2010.

(b) Except as disclosed in Section 3.15(b) of the Company Disclosure Letter, each of the Acquired Companies is, and since December 31, 2011 has remained, in material compliance with all Laws related to the employment of labor including wages and hours, worker classification, immigration, collective bargaining, and equal employment opportunity. Since December 31, 2011, no Acquired Company has implemented any facility closing or employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”).

(c) Except as disclosed in Section 3.15(c) of the Company Disclosure Letter, no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies and no material charge or complaint has been made since December 31, 2011. Except as disclosed in Section 3.15(c) of the Company Disclosure Letter, there are no pending, or to the Knowledge of the Company, threatened Actions against any Acquired Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant (or representative thereof) of any Acquired Company on account of or for any labor, workplace, wage and hour, safety, pay equity, discrimination, tax withholding or other employment practice or policy, and no material Action has been filed against any Acquired Company since December 31, 2011.

Section 3.16 Compliance With Law.

(a) Except for Laws relating or attributable to Taxes, employees, environmental matters and employee benefits, which shall be governed by Sections 3.12, 3.15, 3.16(b) and 3.17, respectively, and except as set forth in Section 3.16(a) of the Company Disclosure Letter, each of the Acquired Companies is in compliance with and, since December 31, 2010, no Acquired Company has failed to comply with or has violated any applicable Law, except for noncompliance or violations which would not have or would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.16(a) of the Company Disclosure Letter, each Acquired Company holds, to the extent required by Applicable Law all material Permits required for such Acquired Company to conduct its business, as conducted on the date of this Agreement.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, the Acquired Companies: (i) are, and since December 31, 2010 have been, in compliance with all applicable Laws and regulations relating to human or worker health or safety (to the extent related to exposure to Hazardous Substances), pollution or the protection of the environment (including from the Release of or exposure to Hazardous Substances) (“Environmental Laws”) except for any non-compliance as would not reasonably be expected to have a Material Adverse Effect; (ii) have obtained and are, and since December 31, 2010 have been, in compliance with all Permits required under Environmental Laws except for any failure to obtain or noncompliance which would not have or would not reasonably be expected to have a Material Adverse Effect; (iii) have not received written notice of any actions, claims or investigations by any Person alleging an Acquired Company has liability under, or is in non-compliance with, any Environmental Laws except for such actions, claims or investigations that have been resolved in all material respects; (iv) have not treated, stored, disposed of, arranged for the disposal of, transported, exposed any Person to, or Released, and have no liability for any Release of, any Hazardous Substances, in each case as would result in the Acquired Companies incurring any material liabilities pursuant to Environmental Laws; and (v) have made available to Parent copies of any and all environmental site assessment reports or environmental compliance audit reports related to the Acquired Companies or any of their past or current properties, facilities or operations or other similar material reports in the possession, custody or control of any Acquired Company.

(c) Since December 31, 2010, (i) the Acquired Companies have not committed any act that could be deemed a violation of the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act or any Laws of similar substance of any other jurisdiction (“Anti-Bribery Laws”); (ii) there has been no investigation or litigation pursuant to any applicable Anti-Bribery Law pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies; and (iii) none of the Acquired Companies has received any allegation, inquiry, information request, or notice of any potential violation of any applicable Anti-Bribery Law.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a)(i) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Company Plan. Except as set forth in Section 3.17(a)(ii) of the Company Disclosure Letter, no Company Plan covers employees of any Person other than the Acquired Companies. With respect to each Company Plan, the Company has, prior to the date of this Agreement, made available to Parent true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust or other funding vehicle, the current summary plan description and the most recent Form 5500 required under ERISA or the Code and the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of Code.

(b) None of any Acquired Company, any ERISA Affiliate or any Company Plan, and, to the Knowledge of the Company, no trust created under any Company Plan nor trustee or administrator thereof, has engaged in a transaction in connection with which any Acquired Company, any Company Plan, any such trust, or any trustee or administrator thereof could be subject to either a material civil penalty or material liability assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and the Acquired Companies and ERISA Affiliates have materially complied with and are in material compliance in all respects with Section 4980B of the Code and Sections 601-608 of ERISA with respect to any Plan.

(c) Each Company Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with applicable Law. The Acquired Companies have classified all employees and independent contractors who perform services for them correctly under each Company Plan, ERISA, the Code and other applicable Law and have not improperly excluded any eligible employee from benefits under the Company Plans, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(d) No Acquired Company or ERISA Affiliate (i) maintains, contributes to, or is required to contribute to any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, (ii) contributes to, or is required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA, (iii) has any outstanding liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan as defined in Section 3(37) of ERISA, (iv) maintains, contributes to, is required to contribute to, or has any liability with respect to a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multiple employer plan as described in Section 413(c) of the Code, or (v) outside the United States, contributes to, is required to contribute to, or has any liability with respect to any defined benefit pension plan or Plan that has any material unfunded or underfunded liabilities.

(e) Each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to adversely affect the tax-exempt status of any such Company Plan or a related trust.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Letter, no Company Plan provides for post-employment or post-retirement health, medical or life insurance benefits for former employees or any Person, except as required under Section 4980B of the Code (for which the covered individual pays the full cost of coverage) or otherwise except as may be required pursuant to any other applicable Law.

(g) With respect to each Company Plan, except for claims for benefits in the ordinary course, no Action is pending or, to the Knowledge of the Company, threatened in writing, and to the Knowledge of the Company, no facts or circumstances exist that reasonably would be expected to give rise to any such Actions.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone or in combination with any other event, do not, (i) entitle any current or former employee or other service provider of the Acquired Companies to any change in control, retention, severance or other similar payment under any Company Plan, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation or benefit due to such employee or service provider or otherwise give rise to any material obligation to fund or any material liability under any Company Plan.

(i) No payment which is or may be made by, from or with respect to any Company Plan or otherwise to any current or former employee, officer or director of any Acquired Company in connection with the transactions contemplated by this Agreement alone or in combination with any other event could properly be characterized as an “excess parachute payment” under Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. None of the Acquired Companies has any indemnity or gross-up obligation on or after the Effective Time for any Taxes imposed under Section 4999 or Section 409A of the Code.

(j) The Liquidity Plans have been properly terminated in accordance with their terms and applicable Law.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a list of all registered and applied for Patents, Trademark, Copyrights, and Domain Names owned by each Acquired Company, setting forth as to each such item, if applicable: (i) the owner of such item, (ii) the application or registration/issuance number for such item, (iii) the date of application, registration or issuance of such item, and (iv) the jurisdiction in which such item is registered, issued or pending (collectively, the “Registered Intellectual Property”). The Registered Intellectual Property has been duly applied for and registered (as applicable) in accordance with applicable Law. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, no opposition, cancellation, re-examination, invalidation or other Action is pending challenging the extent, validity, enforceability or an Acquired Company’s ownership of any material Registered Intellectual Property. Section 3.18(a) of the Company Disclosure Letter also sets forth a list of all (x) Software owned by each Acquired Company (the “Company Software”) and (y) material unregistered trademarks, service marks and trade names owned by each Acquired Company.

(b) The Acquired Companies are the exclusive owners of all Company Intellectual Property free and clear of Encumbrances (except Permitted Encumbrances and other licenses granted by the Acquired Companies in the ordinary course of business in connection with the sale, lease, or transfer of products or provision of services). None of the Intellectual Property necessary for, or used or held for use in, the conduct of the business of the Acquired Companies is owned by or after giving effect to the Closing will be retained by ICG Group or any of its Affiliates (other than the Acquired Companies).

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Letter: (i) to the Knowledge of the Company, the conduct of the business of the Acquired Companies as currently conducted does not infringe or misappropriate any Person’s Intellectual Property, (ii) there are no claims pending or, to the Knowledge of the Company, threatened against the Acquired Companies, or that have been brought against any Acquired Company in the last two (2) years, alleging in any material respect infringement or misappropriation of any Person’s Intellectual Property; and (iii) to the Knowledge of the Company, no Person is infringing or misappropriating in any material respect any Company Intellectual Property owned by the Acquired Companies, and (iv) there are no claims pending or, to the Knowledge of the Company, threatened in writing against any Person in the past two (2) years by any Acquired Company alleging in any material respect such infringement or misappropriation. The material Company Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use or ownership thereof in any material respect.

(d) The material information technology systems used in the business by the Acquired Companies, including all computer hardware, Software, firmware, process automation and telecommunications systems (“IT Systems”), perform reliably and in material conformance with the appropriate specifications or documentation for such systems. Since December 31, 2012, there have been no material failures, breakdowns, data security breaches, or other material adverse events affecting any such IT Systems. The Acquired Companies maintain commercially reasonable security, disaster recovery and business continuity plans, and procedures and have taken commercially reasonable measures to protect the security and integrity of the IT Systems and the data stored or contained therein or transmitted thereby.

(e) The Acquired Companies have taken commercially reasonable actions to maintain, enforce, and protect material Company Intellectual Property. All former and current employees, agents, consultants and independent contractors of the Acquired Companies who have contributed to the creation or development of any material Company Intellectual Property have executed agreements pursuant to which such Person agrees to protect the confidential information of the Acquired Companies and assign to an Acquired Company all Intellectual Property created or developed by such Person in the course of such Person’s employment or other relationship with such Acquired Company.

(f) No source code for any Company Software has been delivered, licensed, or otherwise made available to any escrow agent or other Person who is not an employee of the Acquired Companies or a consultant of the Acquired Companies who has entered into a written agreement to protect the confidential information of the Acquired Companies, and except as set forth in Section 3.18(f) of the Company Disclosure Letter, the Acquired Companies do not have any duty or obligation (whether present or contingent) to deliver, license or make available such source code for any Company Software to any escrow agent or other Person.

(g) Except as set forth in Section 3.18(g) of the Company Disclosure Letter, none of the material Company Software contains any open source, public source, freeware, or other similar Software that requires the disclosure, licensing or distribution of any Company Software source code or otherwise imposes any limitation, condition or restriction on the right of the Acquired Companies to use, license, sell, distribute, or otherwise exploit, any Company Software or charge for the same.

Section 3.19 Brokers’ Fees.

Except as set forth in Section 3.19 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. For the avoidance of doubt, any fees, commissions or expenses set forth in Section 3.19 of the Company Disclosure Letter shall be considered Transaction Expenses.

Section 3.20 Insurance.

Set forth in Section 3.20 of the Company Disclosure Letter is a list of all material policies of insurance currently owned, held or maintained by, at the expense of or for the benefit of any Acquired Company as of the date hereof. All such policies are in full force and effect as of the date hereof and all premiums with respect thereto concerning all periods up to and including the Effective Time will have been paid. There are no pending claims against any such insurance policy as to which the insurers have denied liability. No Acquired Company has received any written notice of cancellation, amendment or dispute as to coverage with respect to any such policies.

Section 3.21 Affiliate Transactions.

Section 3.21 of the Company Disclosure Letter sets forth all Contracts, between any Acquired Company, on the one hand, and Affiliates or with any director or officer of any Acquired Company or any Affiliate of an Acquired Company (including ICG Group and ICG Holdings) (each, an “Affiliate Contract”), including, for the avoidance of doubt, the directors and officers, of the Company (other than an Acquired Company), on the other hand, that are currently in effect or were in effect at any time since December 31, 2010. Except as set forth in Section 3.21 of the Company Disclosure Letter, after giving effect to the Closing, there will be no Company Contracts, Company Leases or transactions between any Acquired Company, on the one hand, and any Affiliate of an Acquired Company (including ICG Group and ICG Holdings, but excluding any Acquired Company), on the other hand.

Section 3.22 Vote Required.

The approval of a majority of the outstanding shares of Common Stock is the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger.

Section 3.23 Material Customers and Vendors.

(a) Section 3.23(a) of the Company Disclosure Letter contains a list of the top fifteen (15) customers of the Acquired Companies on the basis of revenues during the year ended December 31, 2012 (the “Material Customers”). Since December 31, 2012 through the date of this Agreement, no Material Customer has cancelled, terminated or materially and adversely modified, or, to the Knowledge of the Company, threatened in writing to cancel, terminate or materially and adversely modify (including by materially decreasing the rate or amount of services obtained from the Acquired Companies) its relationship with any of the Acquired Companies.

(b) Section 3.23(b) of the Company Disclosure Letter contains a list of the top ten (10) vendors, subcontractors or suppliers of the Acquired Companies on the basis of amounts paid by the Acquired Companies for goods or services rendered during the year ended December 31, 2012 (the “Material Vendors”). Since December 31, 2012 through the date of this Agreement, no Material Vendor has cancelled, terminated or materially and adversely modified, or, to the Knowledge of the Company, threatened in writing to cancel, terminate or materially and adversely modify its relationship with any of the Acquired Companies.

Section 3.24 Data Privacy.

The conduct of the Acquired Companies’ businesses as conducted since December 31, 2012 and as currently proposed by the Acquired Companies to be conducted does not violate or conflict with, and has not violated or conflicted with, any material obligation of confidentiality or use to any other Person. The Acquired Companies have collected, stored, maintained, processed, and disposed personal information from customers and employees materially in accordance with applicable data protection and privacy Laws and applicable Contracts.

Section 3.25 Opinion of Financial Advisor.

The Company has received the opinion of Evercore Group L.L.C., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors, assumptions and qualifications set forth therein, the consideration to be paid to the Stockholders pursuant to the Merger is fair, from a financial point of view, to such Stockholders. The Company will provide a copy of the signed written opinion to Parent for informational purposes only promptly following its receipt by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ICG GROUP

ICG Group, for itself and, solely with respect to Section 4.2, the Stakeholder Representative, represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.1 Organization and Good Standing.

ICG Group is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. ICG Group is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized and in good standing would not have a Material Adverse Effect.

Section 4.2 Authorization by ICG Group and the Stakeholder Representative.

Each of ICG Group and the Stakeholder Representative has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and any other Transaction Agreements to which it is a party and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of ICG Group and the Stakeholder Representative of the Transaction Agreements to which it is a party and the consummation by ICG Group and the Stakeholder Representative of the transactions contemplated by the Transaction Agreements to which it is a party have been or, for those Transaction Agreements to be executed following the date hereof, will be prior to Closing duly and validly authorized by all necessary corporate action on the part of ICG Group and the Stakeholder Representative and no other corporate action, proceedings, approvals or vote on the part of either ICG Group or the Stakeholder Representative or their stockholders are necessary to authorize the execution, delivery and performance by each of ICG Group and the Stakeholder Representative of the Transaction Agreements to which it is a party or to consummate the transactions contemplated by the Transaction Agreements to which it is a party. The Transaction Agreements to which either ICG Group and the Stakeholder Representative are a party have been or will be at the Closing duly executed and delivered by each of ICG Group and the Stakeholder Representative, as applicable, and, assuming due authorization, execution and delivery by the other parties thereto, constitute a valid and binding obligation of each of ICG Group and the Stakeholder Representative, enforceable against each of ICG Group and the Stakeholder Representative in accordance with the terms therein, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity) and the discretion of a court before which any proceeding therefor may be brought.

Section 4.3 Ownership of Common Stock.

ICG Group is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Common Stock designated as being owned by ICG Holdings in Section 3.5 of the Company Disclosure Letter. ICG Holdings has the sole right to transfer such Common Stock in connection with the Merger and the Common Stock owned by ICG Holdings is a sufficient number of shares of Common Stock to enforce the “drag-along” rights referred to in Section 7.1 of the Stockholders Agreement.

Section 4.4 Absence of Claims by ICG Group.

Except as set forth in Section 4.4 of the Company Disclosure Letter, ICG Group has no claim against any Acquired Company whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at Law.

Section 4.5 No Conflict.

Except as set forth in Section 4.5 of the Company Disclosure Letter, neither the execution and delivery of this Agreement by ICG Group, nor the consummation of the transactions contemplated by this Agreement or performance by ICG Group of its obligations set forth herein, will (i) violate any provision of the Organizational Documents of ICG Group, (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which ICG Group is a party or by which ICG Group is bound or by which any of its properties or assets is subject or (iii) violate any Law applicable to ICG Group or any of its properties or assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company and ICG Group as follows:

Section 5.1 Organization and Good Standing of Parent and Merger Subsidiary.

Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Subsidiary has the requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now conducted. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization of Transaction by Parent and Merger Subsidiary.

Each of Parent and Merger Subsidiary has all requisite power (corporate or otherwise) and authority to execute, deliver and perform their obligations under the Transaction Agreements to which it is a party, and to consummate the Merger and the other transactions contemplated by the Transaction Agreements. The execution, delivery and performance by each of Parent and Merger Subsidiary of the Transaction Agreements to which it is a party and the consummation by each of them of the Merger and the other transactions contemplated by the Transaction Agreements have been or will be prior to Closing duly and validly authorized by all necessary action (corporate or otherwise) on the part of Parent and Merger Subsidiary and no other proceedings (corporate or otherwise) on the part of Parent or Merger Subsidiary is necessary to authorize the execution, delivery and performance of the Transaction Agreements or to consummate the Merger or the other transactions contemplated by the Transaction Agreements other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Subsidiary. The Transaction Agreements to which either Parent or Merger Subsidiary (or both) is a party have been or will be at the Closing duly executed and delivered by Parent or Merger Subsidiary (or both), as the case may be, and, assuming due authorization, execution and delivery by the Company, ICG Group and the Stakeholder Representative, constitute, or will constitute at the Closing, a valid and binding obligation of Parent or Merger Subsidiary (or both), as the case may be, enforceable against them in accordance with the terms therein, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity) and the discretion of a court before which any proceeding therefor may be brought.

Section 5.3 Governmental Filings.

Assuming the truth and accuracy of the Company’s representations and warranties in Section 3.4 and ICG Group’s representations and warranties in Section 4.5, no Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subsidiary or the consummation of the Merger, except (a) Governmental Filings under the HSR Act, (b) Governmental Filings under Foreign Antitrust Merger Control Laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (d) such other Governmental Filing the failure of which to be obtained or made has not and would not reasonably be expected to materially impair or delay Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4 No Conflict or Violation.

The execution, delivery and performance by Parent and Merger Subsidiary of the Transaction Agreements and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated by the Transaction Agreements do not or will not: (a) assuming all Governmental Filings described in Section 3.4 and Section 5.3 have been obtained or made, materially violate any applicable Law to which Parent or Merger Subsidiary is subject; (b) result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Parent or Merger Subsidiary is a party, except as has not had and would not reasonably be expected to, individually or in the aggregate, impair or delay Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement; or (c) violate any provision contained in the Organizational Documents of Parent or Merger Subsidiary.

Section 5.5 Legal Proceedings.

As of the date of this Agreement, there are no material Actions pending or, to the knowledge of Parent, threatened (a) against Parent or Merger Subsidiary or their respective assets or properties or their respective directors or officers in their capacity as such or (b) that seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement. Neither Parent nor Merger Subsidiary is subject to any judgment, order or decree, which would impair or delay Parent’s or Merger Subsidiary’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 5.6 Funding.

Parent has sufficient cash on hand or other sources of immediately available funds to enable each of Parent and Merger Subsidiary to (a) satisfy all of its obligations under the Transaction Agreements and (b) to consummate the transactions contemplated by the Transaction Agreements, including the payment of all amounts required to be paid pursuant to this Agreement. Each of Parent and Merger Subsidiary acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its or any other Person’s ability to obtain any third party financing.

Section 5.7 Investment Representation.

Parent is acquiring the Company for its own account with the present intention of holding the securities of the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Parent has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement. Parent acknowledges that it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company and the Acquired Companies concerning the merits and risks of investing in the Acquired Companies and access to information about the Acquired Companies, their results of operations, financial condition and cash flow, and their businesses generally. Parent and Merger Subsidiary are each an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.

Section 5.8 Due Diligence Review; Projections.

Parent acknowledges that it has conducted its own due diligence investigation with respect to the Acquired Companies. Parent acknowledges and agrees that it is purchasing the Equity Interests of the Company, subject only to the representations and warranties of the Company contained in Article III and of ICG Group contained in Article IV. In connection with

Parent’s investigation of the Company, Parent has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Companies for the fiscal years ending 2013 through 2015 and certain business plan information for such fiscal years. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties and neither the Company nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 5.9 Brokers’ Fees.

Except as set forth in Section 5.9 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE VI

NO OTHER REPRESENTATIONS OR WARRANTIES

Except for the representations and warranties contained in this Agreement or the other Transaction Agreements, none of Parent, Merger Subsidiary, the Company, ICG Group, Stakeholder Representative or any other Person on behalf of Parent, Merger Subsidiary, the Company, ICG Group, Stakeholder Representative or any of their respective Subsidiaries, makes any express or implied representation or warranty with respect to Parent and Merger Subsidiary on one hand, or the Company, ICG Group, Stakeholder Representative or any of their respective Subsidiaries, on the other hand, or with respect to any other information provided to Parent, Merger Subsidiary, the Company, their respective Subsidiaries, agents or representatives in connection with the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of the Company’s Business.

During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 7.1 of the Company Disclosure Letter, or (iv) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company’s Subsidiaries to, (x) conduct their respective businesses and operations in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to preserve substantially its business organization and to preserve the present relationships with employees, customers, suppliers, subcontractors, and vendors and, (z) subject to clauses (i) through (iv) above, the Company shall not, and shall cause each of the Company’s Subsidiaries not to:

(a) authorize or effect any amendment to or change its Organizational Documents in any material respect;

(b) issue or authorize issuance of any Equity Interests (other than upon the exercise of the Options outstanding on the date of the Agreement in accordance with their existing terms), or grant any options, warrants, or other rights to purchase or obtain any of its Equity Interests; or sell or otherwise dispose of any of the Equity Interests of the Company or a Subsidiary;

(c) sell, lease, license (other than as conducted in the ordinary course of business), transfer or otherwise dispose or permit the cancellation, abandonment or dedication to the public domain of any of the material property rights, whether tangible or intangible (including Intellectual Property), or assets of the Acquired Companies and other than as required pursuant to Company Contracts in effect as of the date of this Agreement;

(d) in any transaction or a related series of transactions or acquisitions, acquire by merger, consolidation, combination or acquisition of stock or assets, any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or interest therein;

(e) make any capital expenditure or expenditures, which individually exceed $25,000 or in the aggregate exceed $500,000;

(f) cancel, compromise or settle any Action, or affirmatively waive or release any rights or claims, of any Acquired Company (other than in respect of the collection of receivables as conducted in the ordinary course of business and permitted pursuant to clause (k));

(g) make any changes to its accounting principles or practices, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation or formation of the relevant Acquired Company;

(h) adopt or change any material Tax accounting period or method of Tax accounting, file any amended Tax Return, make, change or rescind any material Tax election, enter into any Tax closing agreement, settle any Tax audit, claim or assessment, surrender or abandon any right to claim a Tax refund or credit, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(i) discontinue any business material to the Acquired Companies, taken as a whole;

(j) incur Indebtedness or any obligations under any interest rate, currency or hedging agreements that will not be repaid on or before the Closing Date;

(k) other than in the ordinary course of business, change in any material respect the policies or practices of any Acquired Company with regard to the extension of discounts or credit to customers or collection of receivables from customers;

(l) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(m) (i) materially increase the base salary, benefits, bonus or incentive compensation, change in control benefits or severance benefits of any employee, officer, director or other service provider of any Acquired Company or (ii) hire any new employees, unless (A) such hiring is in the ordinary course of business consistent with past practice and (B) in the event the new employee shall have an annual base salary and incentive compensation opportunity equal to or greater than $150,000 so long as such new employee has an annual base salary and incentive compensation opportunity not exceeding the base salary and incentive compensation opportunity of the predecessor of such new employee or any current employee in a comparable position, (iii) make any loan to any employee or other service provider, or (iv) terminate the service of any executive officer or other employee that has signed an employee agreement with any Acquired Company or Parent or any of its Affiliates (other than for cause);

(n) enter into or adopt any new, or materially increase benefits under or renew, establish, adopt, terminate or amend any Company Plan (other than amendments required by Law or required to maintain the tax-qualified status of any Company Plan under Code Section 401(a)) or take any action to accelerate the payment, funding, right to payment or vesting of any compensation or benefits except as otherwise contemplated by this Agreement;

(o) enter into any collective bargaining or similar agreement with any labor organization, works council or other employee representative;

(p) other than in the ordinary course of business, amend, modify, extend, renew or terminate any Company Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(q) implement any plant closings or employee layoffs that could implicate the WARN Act;

(r) transfer the employment or service of any individual service provider to or from any Acquired Company, other than between Acquired Companies;

(s) modify or enter into any Affiliate Contract or other transaction with, directly or indirectly, any current or former director, officer or Affiliate of the Company (other than any Acquired Company);

(t) enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any (1) Company Contract or (2) Contract that, if in effect on the date hereof, would have been a Company Contract, except in each case, in the ordinary course of business consistent with past practice (provided that the foregoing exception shall not permit (x) entering into a Contract that would constitute a Company Contract under any of Sections 3.14(a)(v) through (viii) (except that this clause (x) shall not apply to Customer Contracts with “no hire” provisions entered into in the ordinary course of business), (xii) or (xv) if in effect as of the date hereof); (y) entering into, amending or modifying any Contract which contains a change of control or similar provision that would require a payment to, or otherwise require consent from, the other party or parties thereto in connection with the Merger or other transactions contemplated hereby or (z) entering into any Contract or amendment or modification to any Contract as expressly prohibited in Section 7.1(t) of the Company Disclosure Letter); or

(u) agree or otherwise commit to take any of the actions prohibited by the foregoing Section 7.1(a) through Section 7.1(t) above.

Section 7.2 Publicity.

Parent, the Company and ICG Group agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. Parent, the Company and ICG Group agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior consent of Parent, the Company and ICG Group, except (a) as such release or announcement, upon the advice of outside counsel, is required by Law, in which case the party required to make the release or announcement, shall, to the extent practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance, and (b) ICG Group shall make a public announcement regarding this Agreement (which comments the party required to make the release or announcement shall consider in good faith), including public disclosure on Current Report on Form 8-K; provided that such announcement is required by Law and Parent shall be given an opportunity to review and comment upon any such public announcement before it is filed and ICG Group shall consider such comments in good faith.

Section 7.3 Confidentiality.

(a) Parent and its representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated by this Agreement as confidential in accordance with the terms of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 10.2 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or in any of the other Transaction Agreements, for a period of three (3) years following the Closing, (i) all confidential information of the Company as of the date of the Closing will constitute confidential information of Parent (and not any former Holder), irrespective of whether such confidential information was identified or otherwise designated as “confidential”; (ii) Parent will have no obligations whatsoever under the Confidentiality Agreement with respect to such confidential information of the Company and (iii) with respect to such confidential information of the Company, ICG Group, the Stakeholder Representative and each former Holder will hold, and will take reasonable measures to cause their respective stockholders, officers, counsel, advisors, employees and any other representatives to hold, such confidential information in confidence, in accordance with the Confidentiality Agreement as if they were a party to the Confidentiality Agreement.

(b) At the Closing, in the event that consent to assignment is not required under the terms of any such agreement, ICG Group and the Company shall assign to Parent in whole or in part all rights under any nondisclosure or confidentiality agreement entered into with any potential acquirer in connection with the possible sale, directly or indirectly, of the Acquired Companies (but not the other Subsidiaries of ICG Group) (but only to the extent related to the Acquired Companies). For any such nondisclosure or confidentiality agreement that is not assignable pursuant to the immediately preceding sentence, ICG Group shall make Parent reasonably aware of the terms thereof and if requested by Parent in writing, ICG Group shall enforce for the benefit of the Acquired Companies any such nondisclosure and confidentiality agreement as directed by Parent; provided that Parent shall pay for all costs and expenses related to such ICG Group’s enforcement of such agreement, including an allocation for the cost of internal time.

(c) ICG Group agrees that upon the Closing, neither ICG Group nor any of its Subsidiaries shall have any rights or remedies against Parent or any of its Subsidiaries or Affiliates (including Accenture LLP) under the Confidentiality Agreement with respect to Confidential Information (as such term is defined in the Confidentiality Agreement) related to any of the Acquired Companies, and ICG Group agrees that all such Confidential Information relating to the business of the Acquired Companies shall be considered Confidential Information of Accenture LLP pursuant to the Confidentiality Agreement.

Section 7.4 Access to Information; Financial Statements.

(a) Access Prior to Closing. Between the date hereof and the Closing Date, ICG Group and the Company shall, upon the reasonable request of Parent, provide to Parent and its authorized representatives during normal business hours reasonable access to all books, records and properties of ICG Group and its Subsidiaries related to the business of the Company and its Subsidiaries, and shall furnish, and shall cause their Subsidiaries to furnish, Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of, and as such term is defined in, the Confidentiality Agreement. At or before Closing, the Company will deliver a copy of all documents in the electronically accessible data room provided in connection with the Merger to Parent on compact disc or DVD. Notwithstanding anything herein to the contrary, (i) no such access shall be permitted to the extent that it would require any Acquired Company to disclose information subject to attorney-client or similar privilege and (ii) except for contact made in the ordinary course of business consistent with past practices, neither Parent nor its representatives shall contact any suppliers to, or customers of, the Company regarding the Company prior to the Closing without first obtaining the written consent of the Company.

(b) Access After the Closing. Parent shall cause the Surviving Corporation or any of its respective Affiliates or for any other purpose, for the five-year period commencing on the Closing Date, the Company (or its successor) will provide the Stakeholder Representative and its authorized representatives access (including the right to make photocopies) to all books and records of the Company and its Subsidiaries (or their successors) and other written information with respect to the Company and its Subsidiaries (or their successors) as the Stakeholder Representative or ICG Group and its Subsidiaries (or their successors), respectively, provided that the Stakeholder Representative, on the one hand, and Parent, the Surviving Corporation or any of their Subsidiaries, on the other hand, are not engaged in litigation or any other dispute resolution process (including any claim for indemnification hereunder) and there does not exist any threatened or pending claim (whether written or oral) between the Parties with respect to the transactions contemplated by this Agreement. ICG Group shall, and shall cause its Subsidiaries to provide the Surviving Corporation, Parent and their authorized representatives access (including the right to make photocopies) to all books and records of ICG Group and its Subsidiaries (or their successors), Parent and the Surviving Corporation may from time to time request for any legitimate business purpose or to comply with regulatory requirements. The Company and ICG Group shall use commercially reasonable efforts to preserve and keep all material books and records of or relating to the Company and its Subsidiaries relating to the period prior to the Closing for a period of at least five (5) years from the Closing Date. Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it (x) would require any party to disclose information subject to attorney-client or similar privilege, (y) would cause significant competitive harm to any party or (z) would be in violation of applicable Laws or the provisions of any agreement to which such party is a party.

(c) Financial Statements.

(i) Each of the parties hereto acknowledges that ICG Group will, following the Closing, file with the SEC certain consolidated financial statements that embody, among other things, (A) the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2012, the audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its subsidiaries for the years ended December 31, 2011 and December 31, 2012 and the unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its subsidiaries for the nine-month period ended September 30, 2012 (such financial statements, together, the “Historical Consolidated Financial Statements”), (B) the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2013 and the unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its subsidiaries for the quarter ended September 30, 2013 (such financial statements, together, the “Q3 Consolidated Financial Statements”), (C) the unaudited consolidated balance sheet of the Company and its subsidiaries as of the later to occur of the Closing and December 31, 2013 and the unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its subsidiaries from January 1, 2013 through the later to occur of the Closing and December 31, 2013 (such financial statements, together, the “2013 Consolidated Financial Statements”) and (D) in the event that the Closing occurs after December 31, 2013, financial statements substantially similar in form to the Q3 Consolidated Financial Statements for each calendar quarter that begins prior to the Closing (such financial statements, together, the “2014 Quarterly Consolidated Financial Statements” and, together with the Historical Consolidated Financial Statements, the Q3 Consolidated Financial Statements, and the 2013 Consolidated Financial Statements, the “Consolidated Financial Statements”).

(ii) Parent hereby consents to ICG Group’s filing of the Consolidated Financial Statements (and any and all amendments thereto or restatements thereof) with the SEC. In order to make possible the filing by ICG Group of the aforementioned financial statements, Parent shall, prior to ICG Group’s filing or re-filing of any Consolidated Financial Statements (or any amendments thereto or restatements thereof) with the SEC, (x) provide ICG Group and its representatives with access, during normal business hours and in a manner so as not to interfere with its normal business operations, to any and all books, records and accounting work papers underlying or relating to such Consolidated Financial Statements and (y) permit ICG Group and its representatives to make such copies and inspections thereof as may reasonably be requested in each case so that ICG Group may prepare the financial statements required to be filed by it with the SEC as contemplated by this Section 7.4(c). ICG Group and its representatives shall use the foregoing information only for purposes related to the foregoing financial statements and hold any and all such information in strict confidence, subject to its requirement to disclose such information pursuant to applicable law, including as contemplated hereby. ICG Group shall be responsible for the payment and/or reimbursement of any and all costs and expenses related to Parent’s performance of its obligations hereunder, including an allocation for the cost of internal time. Parent shall not be required to take responsibility or assume liability for any financial statements prepared by ICG Group as contemplated by this Section 7.4(c).

(iii) Parent acknowledges that a breach or threatened breach of this Section 7.4(c) would give rise to irreparable harm to ICG Group, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Parent of any such obligations, ICG Group shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 7.5 Filings and Authorizations.

(a) Each party hereto shall (i) make the filings required of it or any of its Subsidiaries under the HSR Act in connection with this Agreement and the transactions contemplated hereby, as soon as practicable, but in any event no later than ten (10) Business Days following the date hereof, (ii) make the pre-merger filings (if any) required of it or any of its Affiliates under any applicable merger control Laws or any applicable Foreign Antitrust Merger Control Laws in connection with this Agreement and the transactions contemplated hereby as soon as practicable, (iii) reasonably comply at the earliest practicable date and after consultation with the Company or Parent, as applicable, with any request for additional information or documentary material received by the other or any of its Affiliates from any applicable Governmental Entity in connection with filings required under the HSR Act, any other applicable merger control laws or any applicable Foreign Antitrust Merger Control Laws, (iv) reasonably cooperate with one another (including furnishing all reasonably necessary information and reasonable assistance as the other may request) in connection with any filing under the HSR Act and all other applicable merger control laws or any applicable Foreign Antitrust Merger Control Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Entity, (v) use its reasonable best efforts to secure the early termination of any waiting periods under the HSR Act and the receipt of any clearances, approvals, or confirmations from Governmental Entities in other countries in which any filings pursuant to any applicable Foreign Antitrust Merger Control Laws have been made in order to permit the consummation of the transactions contemplated hereby at the earliest possible date, and (vi) not enter into any transaction to acquire any Person or assets, or any agreement to effect any such transaction that would reasonably be expected to delay beyond the Outside Date the obtaining of any approval or to extend any waiting period under the HSR Act, any applicable Foreign Antitrust Merger Control Laws or any other applicable merger control laws with respect to the Merger or the other transactions contemplated hereby or to result in any Governmental Entity obtaining any injunction, temporary restraining order or other order that would materially delay or prevent the Merger. Each party hereto shall promptly inform the other party of any communication (whether oral or written) made to, or received by, such party from any Governmental Entity regarding any of the transactions contemplated hereby, and promptly provide a copy of any such written communication, or a written summary of any such oral communication, to the other party. The filing fees assessed under the HSR Act, any other applicable merger control laws and any applicable Foreign Antitrust Merger Control Laws shall be the responsibility of, and shall be paid by, Parent.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereby shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give sufficient prior notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity in order to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Nothing in this Section 7.5 or in Section 7.4(a) shall require a Party to provide access to, or disclose any information to, the other Party if such access or disclosure, in the good faith reasonable belief of the disclosing party, (x) would cause significant competitive harm to the any of the disclosing party if the transactions contemplated by hereby are not consummated, (y) would waive any legal privilege, or (z) would be in violation of applicable Laws (including the HSR Act, any other applicable merger control laws or any applicable Foreign Antitrust Merger Control Laws) or the provisions of any agreement to which such Party is a Party.

Section 7.6 Director and Officer Liability; Indemnification.

(a) Indemnity Agreements. From and after the Closing, the Company shall, and shall cause the Acquired Companies to, take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers or directors of any of the Acquired Companies (or their respective predecessors)

(collectively, the “Company Indemnitees”), as provided in (i) the Organizational Documents of any of the Acquired Companies in effect on the date of this Agreement, or (ii) any agreement providing for indemnification by any Acquired Company of any of the Company Indemnitees in effect on the date of this Agreement and listed on Section 7.6 of the Company Disclosure Letter (an “Indemnity Agreement”), shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect on equal or more favorable terms (including, at the option of Parent, in new indemnity agreements), and be honored by Parent and the Acquired Companies after the Closing.

(b) D&O Insurance. Effective immediately after the Closing, Parent shall, for the benefit of the Company’s directors and officers covered by the officers’ and directors’ liability insurance policies held by or for the benefit of the Company in effect on the date of this Agreement (the “Current Policies”), cause coverage to be extended under the Current Policies by obtaining, at Parent’s sole expense, a “tail” policy (the “Tail Policy”) from an insurer with a Standard & Poor’s rating of at least “A” under the Current Policies, which (i) has an effective term of six years from the Closing, (ii) covers each Person currently covered by the Current Policies for actions and omissions occurring on or prior to the Closing and (iii) contains terms that are no less favorable than those of the Current Policies. From and after the Closing, Parent shall cause the Tail Policy to remain in full force and effect and for not less than six (6) years from the Effective Date shall not cause or permit any of its Affiliates to amend, waive, modify or otherwise alter the terms thereunder unless such amendment, repeal or modification is required by applicable Law; provided that in no event shall Parent or the Surviving Corporation be required to expend for any such Tail Policy aggregate total premiums in excess of 300% of the aggregate cost of the annual premiums currently paid by the Company for the Current Policies.

(c) Obligation of Successor. In the event that the Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor, assign or acquirer of the Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 7.6.

(d) Intended Third Party Beneficiaries. From and after the Effective Time, the obligations of Parent under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitees to whom this Section 7.6 applies without the express written consent of such affected Company Indemnitees who are current officers or directors of an Acquired Company as of the Effective Time (it being expressly agreed that the Company Indemnitees to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6).

(e) ICG Group Indemnification. The parties agree that directors, officers or employees of ICG Group who are or were directors, officers or employees of any of the Acquired Companies shall only be entitled to seek recovery from the Company or the Surviving Corporation after the Closing under the Tail Policy in accordance with its terms and that if any such director, officer or employee seeks indemnification directly against Parent or any Acquired Company (whether as contemplated by this Section 7.6 or otherwise), then ICG Group shall reimburse Parent or any Acquired Company for any costs, expenses or liabilities incurred in connection therewith.

Section 7.7 Reasonable Best Efforts.

Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 7.5 (but subject to limitations therein), each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the satisfaction (but not the waiver) of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of all necessary and applicable consents, waivers or approvals of any third parties (including Governmental Entities); (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; (iv) the submission of joint instructions, from time to time as necessary for the release of any monies due to any party to this Agreement from the Escrow Fund (as defined in the Escrow Agreement), (v) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of the Company or the Holders or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval. Without limiting the foregoing, the Company shall promptly take all actions reasonably requested by Parent prior to the Closing to perfect the transfer to the Company or one of its Subsidiaries of legal and beneficial title to those interests in its Subsidiaries not held by one of the Acquired Companies as set forth in Section 3.3 of the Company Disclosure Letter by the Closing and take all actions reasonably requested by Parent prior to the Closing to bring any Subsidiary of the Company that is not in good standing (or its local law equivalent) or is otherwise not in compliance with local law requirements as to corporate, tax and foreign investment registrations as set forth in Section 3.3(b) of the Company Disclosure Letter into good standing (or its local law equivalent) and compliance with such local law requirements.

Section 7.8 Tax Matters.

(a) Tax Returns.

(i) For all taxable periods of a U.S. Acquired Company ending on or including the Closing Date, ICG Group shall cause such Acquired Company to join in the ICG Consolidated Group income Tax Returns (each, an “ICG Group Return”). For all Pre-Closing Tax Periods where a U.S. Acquired Company is included in an ICG Group Return, the Company shall, on a timely basis, prepare, or cause to be prepared, pro forma Tax Returns for each such U.S. Acquired Company on a standalone basis, including a calculation of Taxes owed on a standalone basis (each, a “Pro Forma Tax Return”), in accordance with the past practice of the Acquired Companies unless otherwise required by Law, and ICG Group shall timely file, or cause to be filed (taking into account available extensions), all ICG Group Returns for all Pre-Closing Tax Periods and shall pay or cause to be paid to the relevant Tax authority any Taxes shown to be due thereon. The Company shall engage Grant Thornton LLP (or such other Tax Return preparer as the parties mutually agree) to prepare such Pro Forma Tax Returns. ICG Group shall file all relevant ICG Group Returns in a manner consistent with the Pro Forma Tax Returns and applicable Law. With respect to ICG Group Returns that include a U.S. Acquired Company, Parent or the Acquired Company shall pay to ICG Group any Taxes shown as due on Pro Forma Tax Returns, to the extent such Taxes were included as a Current Liability on the Preliminary Closing Statement in the Company’s actual calculation of Preliminary Net Working Capital (without giving effect to whether the Preliminary Net Working Capital exceeds the Maximum Net Working Capital) as finally adjusted pursuant to Sections 2.7(b) and 2.7(c) at least five (5) Business Days before payment of such Taxes is due and any amount of Taxes shown as due that are in excess of such amount shall be paid by the Holders to ICG Group at least five (5) Business Days before payment of such Taxes is due. In the case of any ICG Group Return in which a U.S. Acquired Company is required to be included relating to a Pre-Closing Tax Period that is first required to be filed after the Closing Date, the Company shall deliver each such Pro Forma Tax Return to ICG Group and Parent no later than July 30 of the year following the taxable year for which such Pro Forma Tax Return is being prepared (or as reasonably promptly thereafter, consistent with past practice) and ICG Group and Parent shall review such Pro Forma Tax Returns and each such party shall consider any reasonable comments to such Pro Forma Tax Returns proposed by the other two parties in good faith. Any expenses incurred by Parent or any Acquired Company in connection with preparing any Tax Return pursuant to this Section 7.8(a) shall be borne solely by the Stakeholder Representative (on behalf of the Holders).

(ii) Parent and the Acquired Companies shall prepare and file (or shall cause to be prepared and filed) all other Tax Returns of the Acquired Companies for taxable periods that end on or include the Closing Date. Any such Tax Return, including Tax Returns for a Straddle Period, prepared (or caused to be prepared) by Parent or an Acquired Company shall be submitted to Stakeholder Representative at least thirty (30) days prior to the due date (taking into account available extensions) of such Tax Return for its review and comment, and Parent and the Acquired Companies shall accept any reasonable comments thereto made by the Stakeholder Representative with respect to any item for which the Holders have responsibility under Section 9.10. The portion of the Taxes shown to be due on any Tax Return for a Straddle Period that is attributable to the portion of the Straddle Period ending on and including the Closing Date and the Taxes due on any other Tax Return prepared pursuant to this Section 7.8(a)(ii) ending on or before the Closing Date less, in both cases, the amount of such Taxes that were included as a Current Liability on the Preliminary Closing Statement in the Company’s actual calculation of Preliminary Net Working Capital (without giving effect to whether the Preliminary Net Working Capital exceeds the Maximum Net Working Capital) as finally adjusted pursuant to Sections 2.7(b) and 2.7(c) shall be paid by the Holders to Parent in each case, at least five (5) Business Days before payment of such Taxes is due.

(b) Post-Closing Matters. Unless otherwise required by Law, without the prior written consent of the Stakeholder Representative (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Acquired Company, to (i) amend any Tax Return with respect to any Acquired Company for any Pre-Closing Tax Period or (ii) make, revoke or change any Tax election, or change any method of accounting, in each case with respect to any Acquired Company for any Pre-Closing Tax Period.

(c) Tax Refunds. If any Acquired Company receives any Tax refund relating to any Pre-Closing Tax Period, other than any Tax refund that is accounted for in the determination of Current Assets (whether in the form of cash received from the applicable Governmental Entity or a direct credit against Taxes otherwise payable for any Pre-Closing Tax Period), Parent shall promptly, and in any event within five (5) Business Days of receipt thereof, pay, or cause to be paid, to the Stakeholder Representative (as agent for, on behalf of, and for payment to, the Holders), the amount of such Tax refund. If such Tax refund relates to a Straddle Period, such refund shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with the provisions of this Agreement governing such periods. Upon the receipt of any such payment, the Stakeholder Representative shall pay to each Holder such Holder’s Pro Rata Share of such payment, and any payments so made shall be treated as an increase to the Merger Consideration. To the extent permitted by Law without penalty to or reduction in the aggregate available amount thereof, the Acquired Companies shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax attributes (including the election under Section 172(b)(3) of the Code) from any Post-Closing Tax Period to any Pre- Closing Tax Period. If and to the extent that an Acquired Company is not permitted by applicable Law to forego such a carryback without penalty to or reduction in the aggregate available amount thereof, the Acquired Companies shall be entitled to any refund of Taxes with respect thereto and ICG Group or the Stakeholder Representative shall promptly, and in any event within five (5) Business Days of receipt thereof, pay, or cause to be paid, to Parent (as agent for the Acquired Companies), the amount of such Tax refund.

(d) Reporting.

(i) Except to the extent required by applicable Law, the parties hereto agree to report (or cause to be reported) (A) all transactions occurring at or before the Closing (including the transactions contemplated by this Agreement and the payment of any Transaction Expenses) on the U.S. federal (and, if applicable, state and local) Tax Return of the ICG Consolidated Group for the Tax period that includes the Closing Date; and (B) all transactions outside the ordinary course of business of the Acquired Companies occurring on the Closing Date after the Closing on the U.S. federal (and, if applicable, state and local) Tax Return of the Parent Consolidated Group.

(ii) Except to the extent required by applicable Law, the parties hereto further agree to close the Tax year of the Company as of the end of the day on the Closing Date (including, if required by Law, by making an applicable Tax election) for U.S. state and local Tax purposes, if applicable.

(iii) If any member of the ICG Consolidated Group transfers a loss share (as such terms are defined in Treasury Regulation Section 1.1502-36(f)) of the Company in connection with the Merger in the taxable year that includes the Closing Date, then the ICG Consolidated Group shall make an election pursuant to Treasury Regulation Sections 1.1502-36(d)(6)(i)(A) in the manner prescribed by 1.1502-36(e)(5)(viii).

(iv) In the event that the ICG Consolidated Group has experienced an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations thereunder during the period beginning on the date when the Company became a member of the ICG Consolidated Group and ending on the Closing Date, ICG Group shall make or cause to be made an election pursuant to Section 1.1502-95(c) of the Treasury Regulations to apportion to the Company and its Subsidiaries a proportionate amount of “consolidated Section 382 limitation” and “consolidated net unrealized built in gain” (as defined in the applicable Treasury Regulations).

(v) ICG Group shall make or cause to be made promptly, but in no event later than thirty (30) days following the date of this Agreement, any filing that may be required under the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Equity Transfer Income (Circular 698) promulgated by the People’s Republic of China in connection with the actions contemplated by this Agreement.

(e) Reserved.

(f) Assistance and Cooperation.

(i) Notwithstanding anything to the contrary in this Agreement (including Section 7.4(b)), following the Closing Date, the Stakeholder Representative, and its Affiliates, on the one hand, and Parent and its Affiliates (including the Acquired Companies), on the other hand, shall (and shall cause their respective Affiliates to), to the extent reasonably requested in writing by the other party:

a. make available to the other party or parties all information in its possession relating to any of the Acquired Companies which is relevant in the preparation and filing of any Tax Return (including any Pro Forma Tax Return) for any Tax period;

b. cooperate fully in responding to any inquiry from, or any dispute with, any Governmental Entity and in the preparation for or defense of any Third Party Claim relating to Taxes, in each case relating to any of the Acquired Companies; and

c. timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes.

(ii) Section 9.3 shall apply to any Third Party Claim for Taxes for any Pre-Closing Tax Period; provided that (A) Parent or the Surviving Corporation shall provide notice of any such Third Party Claim to the Stakeholder Representative regardless of whether Parent or the Surviving Corporation intends to seek indemnity pursuant to Article IX with respect to such Third Party Claim; and (B) neither Parent, the Surviving Corporation nor any of their respective Affiliates shall be permitted to settle or compromise any such Third Party Claim that could result in an increase in Taxes (or reduction in Tax attributes) (x) of the Acquired Companies for any Pre-Closing Tax Period or (y) of the ICG Consolidated Group, in each case without the prior written consent of the Stakeholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of any Third Party Claim with respect to Taxes that is controlled by the Stakeholder Representative or another member of the ICG Consolidated Group (other than any Acquired Company), such Person (A) shall, as it determines to be reasonable, prosecute such Third Party Claim in good faith, (B) shall keep the Parent reasonably informed of the status of developments with respect to such Third Party Claim and (C) shall not settle or concede any such Third Party Claim without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent if such settlement or concession could result in a material increase in Taxes (or reduction in Tax attributes of Parent or the Acquired Companies) for any Post-Closing Tax Period.

(g) Transfer Taxes. Any Transfer Taxes incurred in connection with any of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Holders (in accordance with each Holder’s Pro Rata Share) and fifty percent (50%) by Parent.

Section 7.9 Resignations.

The Company shall use commercially reasonable efforts to obtain the written resignations of each director or officer of an Acquired Company in their capacity as a director or officer of such Company that is reasonably requested by Parent at least five (5) Business Days prior to the Closing Date, effective as of and conditioned upon the Closing.

Section 7.10 Notice of Certain Events.

Until the Closing, the Company, ICG Group and Parent promptly shall notify each other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII becoming incapable of being satisfied; provided that (a) any failure to give notice under Section 7.10 shall not (i) be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VIII or (ii) give rise to a right of termination under Article X and (b) Parent shall not seek indemnification pursuant to Section 9.2(b)(ii) asserting a breach of the covenant set forth in this Section 7.10 as a Direct Recourse Damage absent Willful Misconduct. No disclosure by the Company or ICG Group pursuant to this Section 7.10, however, shall be deemed to amend or supplement the Company Disclosure Letter.

Section 7.11 Employees.

(a) During the one-year period following the Closing, Parent shall, or shall cause one of its Affiliates (including, as applicable, the Acquired Companies) to: (i) provide each of the employees of the Acquired Companies who continue in employment with the Acquired Companies immediately following the Closing (each, a “Continuing Employee”) with base salary or base wages, short-term incentive opportunities for commissions or bonuses (but, for the avoidance of doubt, excluding equity-based compensation and severance) that are substantially similar in the aggregate as provided to such Continuing Employee under the Company Plans set forth on Section 3.17(a)(i) of the Company Disclosure Letter immediately prior to the Closing; and (ii) provide benefits to the Continuing Employees that are substantially comparable in the aggregate to the benefits provided to such Continuing Employees under the Company Plans set forth on Section 3.17(a)(i) of the Company Disclosure Letter as in effect on the Closing Date.

(b) From and after the Closing Date, Parent shall (or shall cause one of its Affiliates to) provide the Continuing Employees with service credit for purposes of: (i) eligibility and vesting under any Plan in which such Continuing Employees participate that is maintained, sponsored, contributed to or required to be contributed to or entered into by Parent or any of its Affiliates for the benefit of any current or former employee, officer or other service provider of Parent or any of its Affiliates (each, a “Parent Plan”); and (ii) the level of benefits provided under any Parent Plan in which such Continuing Employees participate that is a vacation, paid-time off or severance plan, for all periods of employment with the Acquired Companies and their predecessors prior to the Closing Date to the same extent to which such service was recognized by the Acquired Companies under any equivalent Company Plan immediately prior to the Closing Date; provided, however that no such service shall be credited to the extent that it would result in a duplication of benefits or would not be credited to other similarly situated employees of Parent or its Affiliates; provided, further, that no such service shall be credited with respect to retiree insurance or retiree medical premium credit. Parent shall ensure that any Parent Plans shall not deny Continuing Employees (or their eligible dependents) coverage on the basis of a pre-existing condition, actively-at-work requirement or required physical examination, to the extent allowable under the terms of the Parent Plan and applicable Law (and except to the extent that such conditions or requirements would apply under the Company Plans in which the Continuing Employees participated immediately prior to the Closing Date). Nothing contained herein shall require Parent or shall cause the Parent Plans to credit Continuing Employees (and their eligible dependents) for any deductibles, co-payments and out-of-pocket expenses paid in the year of initial participation prior to the Closing Date for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses under any applicable Parent Plan with respect to the plan year in which the Closing Date occurs.

(c) The Acquired Companies shall (or shall cause the applicable Plan sponsor to), at least one (1) Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (or take other necessary or appropriate action) to terminate the Procurian USA, Inc. 401(k) Plan and any other Company Plan that is intended to qualify under

Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law, and (ii) one hundred percent (100%) vest all participants under the 401(k) Plans, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. The Parent and its Affiliates reserve the right to suspend the distribution of benefits from the 401(k) Plans in accordance with applicable Law until the receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of such 401(k) Plans.

(d) All provisions contained in this Section 7.11 with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including any employee or former employee of the Acquired Companies or any participant or beneficiary in any Company Plan. Notwithstanding any other provision of this Agreement, nothing contained in this Section 7.11 shall (i) be deemed to be the adoption of, or an amendment or modification to, any Plan, including the Company Plans, or otherwise limit the right of the Acquired Companies, Parent or their respective Affiliates to amend, modify or terminate any such Plan or obligate Parent, Merger Subsidiary or the Acquired Companies to maintain any particular benefit plan or arrangement, or (ii) give any third party any right to enforce the provisions of this Section 7.11 including the right to continued employment or a specific term or condition of employment.

Section 7.12 Obligations of Parent and ICG Group.

(a) Parent will take all action necessary to cause its Subsidiaries to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(b) ICG Group shall cause its controlled Subsidiaries (other than any of the Acquired Companies), to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(c) The Company shall cause its Subsidiaries to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.13 Drag-Along.

(a) ICG Group, on behalf of ICG Holdings and as shall be evidenced by the Company Stockholder Consent, hereby waives any right to appraisal under Section 262 of the DCGL with respect to its shares of Common Stock as a result of the Merger.

(b) As promptly as practicable following the date hereof (and in any event prior to the Closing Date), ICG Group (i) shall cause ICG Holdings to exercise its drag-along right in accordance with the terms of Section 7 of the Stockholders Agreement and relevant sections of the Additional Drag-Along Agreements; (ii) shall cause the Company to mail within five (5) Business Days following the date hereof, via each Stockholder’s address of record, a notice, a written consent for Parent’s benefit and instructions to Stockholders subject to the “drag along” provisions in the Stockholders Agreement or the Additional Drag-Along

Agreements in a form reasonably acceptable to Parent and (iii) deliver to Parent a copy of all executed consents received by ICG Group or any of its Subsidiaries. Upon delivery of any written consent contemplated by clause (ii) above, each Stockholder subject to the “drag along” provisions in the Stockholders Agreement or the Additional Drag-Along Agreements delivering such consent consents and agrees to the termination of any rights it may have pursuant to the Stockholder Agreement or the relevant Additional Drag-Along Agreement from and after the Effective Time.

(c) The Company shall give Parent notice upon delivery of any required notice in order to affect any applicable drag-along rights in connection with the transactions contemplated by this Agreement.

Section 7.14 Exclusive Dealing.

(a) Until the Closing Date, the Company or ICG Group shall not take, nor shall it permit any of its Subsidiaries and any of its respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants, subsidiaries or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Merger Subsidiary and/or their respective Affiliates) concerning any direct or indirect purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any Acquired Company or ICG Group (for the avoidance of doubt other than the sale by any Acquired Company of immaterial assets in the ordinary course of business) (each such acquisition transaction, an “Acquisition Transaction”). The Company shall promptly advise Parent of any proposal regarding an Acquisition Transaction and the terms and conditions of any such proposal and the identity of the Person making any such proposal and shall keep Parent informed on a current basis in all material respects of the status and details of any such proposal.

(b) Each of ICG Group and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement.

(c) Immediately following the execution of this Agreement, each of ICG Group and the Company and their Subsidiaries shall, and they shall cause their respective Representatives to, immediately cease any discussions or negotiations with any Person (other than Parent and Merger Subsidiary and their respective Representatives) with respect to any Acquisition Proposal. As soon as reasonably practicable following the date of this Agreement, the Company shall (i) promptly request each Person that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of an Acquisition Transaction to return or destroy, in each case pursuant to the terms of such confidentiality agreement, all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries and (ii) terminate the access of any Persons other than Parent and its Representatives to any “data room” hosted by the Company or any of its Subsidiaries or Representatives relating to any Acquisition Transaction.

Section 7.15 Termination of Contracts.

The Company and ICG Group will terminate or cause to be terminated (a) on or prior to the Closing Date, each of the Contracts listed in Section 7.15 of the Company Disclosure Letter and (b) as of the day prior to the Closing Date, any Tax sharing or similar agreement between any Acquired Company and any other party (the “Tax Sharing Agreements”) any and all powers of attorney relating to Tax matters of any Acquired Company (the Contracts referred to in (a) and (b), the “Terminated Contracts”). Following the termination of the Terminated Contracts in accordance with this Section 7.15, no such Contract shall have further force or effect for any past or future taxable period.

Section 7.16 Intercompany Balances.

Prior to the Closing Date, the Acquired Companies, the Stakeholder Representative and ICG Group shall, and shall cause their Affiliates to, close out, settle, pay or cancel all intercompany accounts or balances (whether or not documented by a note or loan agreement) between an Acquired Company, on the one hand, and ICG Group or any Subsidiary of ICG Group (other than an Acquired Company), on the other hand. No later than ten (10) days following the date hereof, the Company shall submit to Parent for its review and approval its proposed plan with respect to the closing out, settlement, payment or cancellation of such accounts and shall accept any reasonable comments made by Parent with respect thereto. The Holders shall bear all costs, expenses, liabilities and Taxes associated with the actions contemplated by this Section 7.16.

Section 7.17 Non-Solicit

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), ICG Group shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire or solicit any employee of Surviving Corporation or any of its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 7.17(a) shall prevent ICG Group or any of its controlled Affiliates from hiring (i) any employee whose employment has been terminated by Surviving Corporation or any of its Subsidiaries, (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee or (iii) any employee who responds to a general or public solicitation not targeted at Surviving Corporation’s or its Subsidiaries’ employees or such person (including by a bona fide search firm or pursuant to an online advertisement).

(b) ICG Group acknowledges that a breach or threatened breach of this Section 7.17 would give rise to irreparable harm to Surviving Corporation, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by ICG Group of any such obligations, Surviving Corporation shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) ICG Group acknowledges that the restrictions contained in this Section 7.17 are reasonable and necessary to protect the legitimate interests of Surviving Corporation and constitute a material inducement to Parent to enter into this Agreement and consummate the Merger and other transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.17 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.17 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.18 Further Assurances.

From time to time at or after the Closing Date, at the request of the other, Parent, the Company and ICG Group each will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other parties reasonably may request in order to consummate, complete and carry out the Merger and the other transactions contemplated hereby.

Section 7.19 ICG Post-Closing Cooperation.

From and after the Closing, at the reasonable request of Parent or the Surviving Corporation, ICG Group shall reasonably cooperate with Parent to provide the type of necessary assistance (other than administrative services) that was provided by ICG Group to the Acquired Companies prior to the Closing Date at a price equal to the cost of such services, including an allocation for the cost of internal time, incurred by ICG Group and on such other terms as determined by Parent and ICG Group in good faith. Notwithstanding any provision to the contrary in this Section 7.19, ICG Group shall not be required to obtain any additional resources not possessed by ICG Group including hiring new employees and purchasing new equipment, in order to perform any such services.

ARTICLE VIII

CONDITIONS TO MERGER

Section 8.1 Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the Merger shall be subject to the following conditions (to the extent permitted by applicable Law and other than the condition set forth in Section 8.1(d) which may not be waived by any party):

(a) Escrow Agreement; Deliveries. The Parties shall have received (i) the deliveries set forth in Section 2.5(b) and Section 2.5(c) and (ii) a duly executed counterpart to the Escrow Agreement from the Parent, the Stakeholder Representative and the Escrow Agent.

(b) Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated.

(c) No Prohibition. No statute, rule, regulation, injunction, order, decree or other legal restraint shall have been enacted or promulgated which prohibits the consummation of the Merger or the other transactions contemplated by this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement.

(d) Company Stockholder Consent. The parties shall have received a duly executed copy of the Company Stockholder Consent.

Section 8.2 Conditions to Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the following conditions except to the extent waived in writing by Parent:

(a) Representations and Warranties and Covenants.

(i) The representations and warranties of (x) the Company contained in Section 3.1(a) (Organization and Good Standing of the Company), 3.2 (Authorization of the Transaction by the Company), 3.3(a) (Subsidiaries), 3.5 (Capital Structure) and 3.22 (Vote Required) (the “Company Fundamental Reps”) and (y) ICG Group set forth in Sections 4.1 (Organization and Good Standing) and 4.2 (Authorization by ICG Group) (the “ICG Group Fundamental Reps”) shall have been true on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date);

(ii) The representations and warranties of the Company set forth in Section 3.13(b) shall have been true and correct in all respects and shall be true and correct as of the Closing Date as though made on and as of the Closing Date;

(iii) The representations and warranties of the Company and ICG Group set forth in Article III and Article IV (other than the Company Fundamental Reps and the ICG Group Fundamental Reps) shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except, in either case, to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such failures to be true and correct as would not or would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect, in each case without giving effect to any materiality or Material Adverse Effect qualifications contained therein;

(iv) The Company and ICG Group shall have, in all material respects, performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by each at or prior to the Closing or, if the Company or ICG Group shall have failed to so perform such obligations or comply with such covenants, such failures shall have been cured; and

(v) The Company and ICG Group shall each have delivered to Parent a certificate, dated the Closing Date, signed by an Officer of each of the Company and ICG Group, respectively, to the effect of the foregoing clauses (i), (ii), (iii) and (iv) above, as applicable.

(b) Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred, nor shall any changes, events, effects or circumstances have occurred which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.3 Conditions to Obligations of the Company.

The obligations of the Company to consummate the Merger shall be subject to the following conditions except to the extent waived in writing by the Company:

(a) Representations and Warranties and Covenants.

(i) The representations and warranties of Parent and Merger Subsidiary contained in Sections 5.1 and 5.2 and correct shall have been true on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date);

(ii) The representations and warranties of Parent and Merger Subsidiary contained in Article V (other than those referred to in Section 8.3(a)(i)) shall have been true and correct on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date) except for such failures to be true and correct as would not in the aggregate prevent or materially impair or delay consummation by Parent or Merger Subsidiary of the Merger or the other transactions contemplated by this Agreement;

(iii) Parent and Merger Subsidiary shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by them at or prior to the Closing or, if Parent or Merger Subsidiary shall have failed to so perform such obligations or comply with such covenants, such failures shall have been cured; and

(iv) Parent shall have delivered to the Company a certificate of Parent, dated the Closing Date, signed by an Officer of Parent, to the effect of the foregoing clauses (i), (ii) and (iii) above.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival.

The covenants made by the Company, ICG Group, Parent and Merger Subsidiary under this Agreement shall survive the Closing and shall remain in full force and effect indefinitely, other than covenants made by the Company which require performance prior to the Closing, which shall expire at the Closing. The representations and warranties made by any of the parties hereto under this Agreement or in any certificate delivered pursuant to Article VIII shall survive the Closing until the first anniversary of the Closing Date; provided that the Company Fundamental Reps and the ICG Group Fundamental Reps shall survive the Closing indefinitely (as applicable, the “Indemnification Period”). No action or claim for Warranty Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the Indemnification Period applicable to such representation or warranty; provided that any indemnity claim (but solely such claim) described in a Claim Notice received by the Responsible Party prior to the expiration of the applicable Indemnification Period shall survive until such claim is fully resolved.

Section 9.2 Claims.

(a) Indemnification of Parent. From and after the Closing, the Holders shall indemnify, defend and hold harmless Parent and Parent’s Affiliates, including the Surviving Corporation, and their respective directors, officers, employees and Affiliates (collectively, the “Parent Indemnitees”) from any Damages suffered or paid, directly or indirectly, as a result or arising out of:

(i) any inaccuracy in or misrepresentation or breach of any representation or warranty made as of the date hereof or deemed made as of the Closing by the Company in this Agreement or any certificate delivered pursuant to this Agreement, (including the certificate delivered pursuant to Section 8.2(a)(v) (“Warranty Losses”);

(ii) any breach of any covenant made by the Company in this Agreement, which such covenant of the Company requires performance prior to the Closing or any breach of any covenant of the Stakeholder Representative;

(iii) any Dissenting Share Payments;

(iv) any claim or action by Persons who are or were holders of any securities of the Company, in their capacities as such, arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby); or

(v) any claim as provided in Section 9.10.

Any such obligation of a Holder shall be for his, her or its Pro Rata Share of the amount of any Damages that may be collected hereunder, which shall be collected from the Escrow Account and, solely for Direct Recourse Damages, from the Holder in accordance with Section 9.6; provided that in no event shall any Holder be liable pursuant to this Section 9.2(a) (other than (x) pursuant to Section 9.2(a)(v), (y) in the case of fraud or Willful Misconduct or (z) as arising under Section 11.12) for Damages in excess of the sum of (x) the aggregate Closing Cash Per Share Consideration, (y) the aggregate amount of Distributions and (z) the aggregate Award Payments, in each case, that such Holder is entitled to receive pursuant to the terms of this Agreement.

(b) Indemnification by Parent. From and after the Closing, Parent shall indemnify, defend and hold the Holders and their Affiliates, and their respective directors, partners (limited and general), members, managers, officers, stockholders, employees, agents and representatives (the “Holder Indemnitees”) harmless from any Damages suffered or paid, directly or indirectly, as a result or arising out of:

(i) any inaccuracy in or misrepresentation or breach of any representation or warranty made as of the date hereof or deemed made as of the Closing by Parent or Merger Subsidiary in this Agreement or any certificate delivered pursuant to this Agreement (including the certificate delivered pursuant to Section 8.3(a)(iv));

(ii) any breach of any covenant made by Parent or Merger Subsidiary in this Agreement; or

(iii) any breach of any covenant made by the Company in this Agreement, which such covenant of the Company requires performance after the Closing by the Surviving Corporation, for periods after the Closing.

(c) Indemnification by ICG Group. From and after the Closing, ICG Group shall indemnify, defend and hold the Parent Indemnities harmless from any Damages suffered or paid, directly or indirectly, as a result or arising out of:

(i) any inaccuracy in or misrepresentation or breach of any representation or warranty made as of the date hereof or deemed made as of the Closing by ICG Group in this Agreement or any certificate delivered pursuant to this Agreement (including the certificate delivered pursuant to Section 8.2(a)(v));

(ii) any breach of any covenant made by ICG Group in this Agreement; or

(iii) any liability of ICG Group or any of its Subsidiaries (other than the Acquired Companies) to the extent related to the operation of the respective businesses of ICG Group or such Subsidiaries and any other business of ICG Group and its Subsidiaries (other than the Acquired Companies), including any liability or obligation that any of the Acquired Companies has as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

Section 9.3 Third-Party Claims.

(a) If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 or Section 9.10 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify in writing the Party obligated to indemnify such Indemnified Party (or, in the case of a Parent Indemnitee seeking indemnification pursuant to Section 9.2(a), such Parent Indemnitee shall promptly notify in writing the Stakeholder Representative) (such notified party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent (and only to the extent) that the Responsible Party is actually prejudiced thereby. Within thirty (30) days of receipt of notice of a Third Party Claim, the Responsible Party shall have the right to assume the conduct and control of the defense thereof; provided that such assumption and control shall occur only if (i) the Third Party Claim involves solely a claim for monetary damages (provided that if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, can be readily separated from any related claim for monetary damages, the Responsible Party shall be entitled to assume the control of the defense of the portion relating to monetary damages), (ii) the Responsible Party acknowledges in writing its irrevocable and unconditional obligation to indemnify the Indemnified Party hereunder (subject to the limitations set forth in this Article IX), (iii) the defense of such Third Party Claim by the Responsible Party would not reasonably be expected to adversely affect the Indemnified Party’s relationship with any of the Material Customers and (iv) in the case of a Parent Indemnitee seeking indemnification, taking into account all other pending claims for indemnification, the provisions of this Article IX relating to the Escrow Account would not reasonably be expected to prevent any Parent Indemnitee from being fully indemnified (subject to the limitations set forth in this Article IX) with the then remaining funds in the Escrow Account with respect to such Third Party Claim in the event of an adverse determination. Such conduct or control shall be at the expense of the Responsible Party. The Indemnified Party shall reasonably cooperate with the Responsible Party in connection therewith, and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to records and information which have been identified by the Indemnified Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through separate counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party unless (A) the employment thereof has been specifically authorized by the Responsible Party in writing, (B) there exists a conflict of interest between the interests of the Indemnified Party and the Responsible Party, or (C) the Responsible Party has failed to diligently pursue the defense and employ counsel. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Responsible Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim (whether or not appropriate notice has been given by the Indemnified Party) related solely to money damages, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement or otherwise compromise or discharge any Third Party Claim.

(b) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 9.4 Limitations on Indemnification Obligations.

The rights of (x) the Parent Indemnitees to indemnification pursuant to the provisions of Section 9.2(a) and Section 9.2(c) are subject to the following limitations and methods of calculations and determination and (y) the Holder Indemnitees to indemnification pursuant to the provisions of Section 9.2(b) are subject to the limitations and methods of calculations and determination set forth in clauses (a), (d), (e), (f), (g) and (h) below:

(a) the amount of any and all Damages will be determined net of (i) any amounts actually recovered by the Parent Indemnitees under insurance policies or indemnity, contribution or similar agreements with respect to such Damages (provided, that the amount deemed to be so recovered under insurance policies shall be net of (A) the deductible for such policies and (B) any increase in the premium for such policies arising out of or in connection with such Damages), and (ii) the amount of any net Tax benefit actually realized by the Parent Indemnitees with respect to such Damages (taking into account the receipt of the related indemnity payment) in the taxable year that such Damages arise;

(b) the Parent Indemnitees shall not be entitled to recover for any Warranty Loss (other than (x) a Warranty Loss related to a Company Fundamental Rep or (y) a loss as a result of an ICG Fundamental Rep) unless the cumulative total of the Damages suffered by the Parent Indemnitees related to Warranty Losses exceeds $4,000,000 (the “Basket”), whereupon the Parent Indemnitees shall be entitled to make a claim and indemnity hereunder only for the Damages in excess of the Basket, and no Parent Indemnitee shall be entitled to recover for any Warranty Loss unless the Damages suffered or paid by any Parent Indemnitee for individual claims or a series of related claims exceeds $150,000 (the “Minimum Claim Basket”); provided that (i) neither the Basket nor the Minimum Claim Basket shall apply to indemnity for Direct Recourse Damages and (ii) the liability for Damages shall be limited as provided in Section 9.6;

(c) if an Indemnified Party has been indemnified for Damages hereunder, and at any time thereafter an Indemnified Party recovers all or a portion of such Damages from a third Person (including pursuant to any insurance policy or indemnity, contribution or similar agreement), the Indemnified Party which made such recovery shall promptly refund the amount paid with respect to such Damages (up to the amount recovered from the third Person);

(d) an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(e) except for any such damages that shall be payable as a result of a Third Party Claim, an Indemnified Party shall not be entitled under this Agreement to indemnification for punitive, special, consequential or exemplary damages, or any damages associated with any diminution of value, loss of business reputation or lost profits, opportunities, multiple of earnings, future revenue, income, profits or EBITDA;

(f) if a Parent Indemnitee recovers Damages pursuant Section 9.2(a), the Holders shall be subrogated, to the extent of such recovery, to such Parent Indemnitee’s rights against any third party with respect to such recovered Damages;

(g) except as specified in Section 9.6 or the final paragraph of Section 9.2(a), in no event shall any Responsible Party be liable for damages in excess of the Escrow Amount, absent fraud or Willful Misconduct;

(h) no Damages shall be recoverable by a Person to the extent such Damages include or reflect amounts taken into consideration in the computation of the Closing Date Merger Consideration, as adjusted by any adjustment of the pre-Closing estimates pursuant to Section 2.6(d); and

(i) for purposes of determining whether there has been a breach for indemnification purposes and the amount of any Damages that may be the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” contained therein, except in the case of the Qualified Representations.

Section 9.5 Mitigation.

Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Damages to the extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any indemnifiable Damages.

Section 9.6 Recovery of Damages; Exclusive Remedy.

(a) Subject to the limitations in this Article IX and this Section 9.6, if the Closing occurs, the Parent Indemnitees shall be entitled to recover the amount of any claim for indemnification under this Article IX solely from the Escrow Account, and such recovery shall be Parent’s sole and exclusive remedy for indemnification claims under this Agreement absent fraud or Willful Misconduct. Notwithstanding the foregoing, the Parent Indemnitees shall be entitled to recover the full amount of any claim for indemnification under Section 9.2(c) or Section 9.10(b) solely from ICG Group (“ICG Indemnified Amounts”); provided, further, that (i) with respect to claims for Damages (A) relating to the Company Fundamental Reps or the ICG Fundamental Reps, (the “Excluded Representations”), (B) under Section 9.2(a)(ii) (including any obligation to make any payment pursuant to Section 2.7, whether or not intended to be paid from the Escrow Account, or as arising pursuant to Section 11.12), Section 9.2(a)(iii) or Section 9.2(a)(iv), or (C) pursuant to Section 9.10, (ii) without limiting the foregoing, with respect to claims for Damages as a result of a breach of the covenants contained in Section 7.8 or Section 7.17, or (iii) with respect to claims for Damages brought on the basis of fraud or Willful Misconduct of the Company (clauses (i)-(iii) collectively, the “Direct Recourse Damages”), Parent or a Parent Indemnitee shall be entitled to (x) recover directly from each Holder such Holder’s Pro Rata Share of the full amount of such Direct Recourse Damages or (y) recover from the Escrow Account the full amount of such Direct Recourse Damages or such Holder’s Pro Rata Share of the full amount of such Direct Recourse Damages from such Holder’s Subaccount (such amount, to the extent withdrawn from the Escrow Account, the “Escrow Recovered Amount”), in each case at the election of Parent and subject to the procedures set forth in the immediately following sentence. If Parent or a Parent Indemnitee elects to recover any Direct Recourse Damages directly from the Holders as contemplated by clause (x) of the immediately preceding sentence: (A) it shall request payment from all Holders directly to the extent it shall have an address of record for such Holder and (B) if a Holder fails to pay such Direct Recourse Damages to Parent or a Parent Indemnitee within thirty (30) days following its receipt of such request, then Parent or a Parent Indemnitee may recover such Holder’s Pro Rata Share of the Direct Recourse Damages from such Holder’s Subaccount within the Escrow Account (without limiting any other rights or remedies of Parent or any Parent Indemnitee), and the Stakeholder Representative and Parent shall execute joint written instructions to the Escrow Agent to distribute such amount from such Subaccount(s); provided that the Stakeholder Representative will not be required to execute any such joint written instruction until Parent has first provided notice to the Stakeholder Representative that such Holder has failed to pay such Direct Recourse Damages. Upon any payment from a Subaccount therefor, such Holder’s obligation to pay such Escrow Recovered Amount directly to the Parent Indemnitee shall be suspended and in lieu thereof, such Holder shall have the continuing obligation to deposit funds equal to the portion of the Escrow Recovered Amount for which he, she or it had liability hereunder into such Holder’s Subaccount within the Escrow Account for the term of the Escrow Account and during such period. If such Holder shall fail to deposit in such Holder’s Subaccount within the Escrow Account amounts equal to the Escrow Recovered Amount as required by this Section 9.6 and such Subaccount within the Escrow Account is depleted and is insufficient to satisfy Damages for which a Parent Indemnitee would be entitled to collection from such Subaccount within the Escrow Account in accordance with this Article IX, then such Holder shall have the obligation to pay directly to Parent or a Parent

Indemnitee the amount of such Escrow Recovered Amounts recovered from such Holder’s Subaccount within the Escrow Account. Except as otherwise provided in this Section 9.6(a), distributions to a Parent Indemnitee from the Escrow Account shall be withdrawn from the Subaccounts on a Pro Rata Share.

(b) Notwithstanding anything contained in this Agreement to the contrary and except as set forth in Section 9.6(a), after the Closing, on the date that the amount of cash in the Escrow Account is reduced to zero, the Parent Indemnitees shall have no further rights to indemnification under Section 9.2(a)(i) other than for Claims for Direct Recourse Damages. Notwithstanding anything else contained in this Agreement to the contrary and subject to the limitations set forth in this Article IX, after the Closing, indemnification pursuant to the provisions of this Article IX shall be the exclusive remedy for the parties for any misrepresentation of any representation or warranty or breach of covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto; provided that none of the limitations contained in this Article IX shall limit any party from pursuing such party’s rights pursuant to Section 11.12.

Section 9.7 Claims Procedure.

(a) An Indemnified Party shall promptly give written notice (the “Claim Notice”) to the Responsible Party after becoming aware of any Damages for which the Indemnified Party intends to seek indemnification. The Claim Notice shall describe the Damages in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Damages that has been or may be suffered by the Indemnified Party. Except as provided in Section 9.3, the failure to provide a Claim Notice will not relieve the Responsible Party of any Liability that it may have to any Indemnified Party. Within fifteen (15) days after receipt of a Claim Notice, the Responsible Party shall deliver to the Indemnified Party a written response in which the Responsible Party will either: (i) agree that the Responsible Party is entitled to receive all of the Damages at issue in the Claim Notice; or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. If the Responsible Party delivers an Objection Notice to the Indemnified Party within fifteen (15) days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 11.3. If any Parent Indemnitee is the Indemnified Party with respect to any claim for indemnification pursuant to this Article IX, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim. The Stakeholder Representative and Parent shall promptly execute joint written instructions to distribute an amount from the Escrow Account to a Parent Indemnitee equal to the amount of the Damages to which it is entitled if no Objection Notice has been filed as provided herein, and shall direct that all distributions to a Parent Indemnitee from the Escrow Account shall be withdrawn from the Subaccounts on a Pro Rata Share basis except as otherwise provided in Section 9.6(a).

(b) If no such agreement can be reached after good-faith negotiation and after thirty (30) days after delivery of an Objection Notice, either Parent or the Stakeholder Representative on behalf of the Holders may bring an action against the other to resolve the dispute. To the extent that an Indemnified Party is permitted under this Article IX to seek recovery directly against one or more Holders, then each such Holder will promptly, and in no event later than five (5) Business Days after the final resolution of any dispute in accordance with this Article IX, wire transfer to Parent immediately available funds equal to its Pro Rata Share of the amount of Losses determined in accordance with this Article IX. If the amount of the Damages so determined is an estimate, then the Stakeholder Representative or the applicable Holder will be required to make such payment within five (5) Business Days of the date that the amount of such Damages is finally determined.

Section 9.8 Adjustment to the Merger Consideration.

Any payment made pursuant to this Article IX shall be treated as an adjustment to the Merger Consideration.

Section 9.9 Agreement to be Bound.

Each Holder, by virtue of accepting the Closing Per Share Cash Consideration through the delivery of its Letter of Transmittal pursuant to Section 2.6(c) or other consent to the terms hereof (including pursuant to Section 7.13) or Award Payments shall be deemed to accept and agree to be bound by and comply with the terms and obligations of this Article IX.

Section 9.10 Indemnification for Taxes.

(a) From and after the Closing, the Holders shall indemnify the Parent Indemnitees, without duplication, from any Damages suffered or paid, directly or indirectly, as a result or arising out of (i) any Tax of any Person (other than any member of the ICG Consolidated Group or an Acquired Company) imposed on an Acquired Company as a transferee or successor, by contract (other than any contract, agreement or arrangement a principal purpose of which is not the allocation or sharing of Taxes) or pursuant to any Law (including Section 1.1502-6 of the Treasury Regulations), which Tax relates to an event, status or transaction occurring or existing on or prior to the Closing Date; (ii) any Tax of any Acquired Companies for any Pre-Closing Tax Period (or portion thereof); (iii) any Transfer Taxes that are not the obligation of Parent under Section 7.8(g) and any other income Tax imposed on any Holder as a result of the consummation of the transactions contemplated by this Agreement; and (iv) any breach of any covenant set forth in Section 7.8.

(b) From and after the Closing, ICG Group shall indemnify the Parent Indemnitees, without duplication, from any Damages suffered or paid, directly or indirectly, as a result or arising out of (i) any Acquired Company being a member of the ICG Consolidated Group and (ii) any Tax of any member of the ICG Consolidated Group (other than an Acquired Company), imposed on an Acquired Company as a transferee or successor, by contract (other than any contract, agreement or arrangement a principal purpose of which is not the allocation or sharing of Taxes) or pursuant to any Law (including Section 1.1502-6 of the Treasury Regulations), which Tax relates to an event, status or transaction occurring or existing on or prior to the Closing Date;

(c) The indemnification obligations under this Section 9.10 shall survive until sixty (60) days following the expiration of the applicable statute of limitations.

(d) Parent Indemnitees shall not be entitled to indemnification pursuant to this Section 9.10 for any Taxes to the extent such Taxes were included as a Current Liability on the Preliminary Closing Statement in the Company’s actual calculation of Preliminary Net Working Capital (without giving effect to whether the Preliminary Net Working Capital exceeds the Maximum Net Working Capital) as finally adjusted pursuant to Sections 2.7(b) and 2.7(c).

(e) For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes for the portion of such period that is a Pre-Closing Tax Period shall (A) in the case of any Tax based on income or receipts, or payments giving rise to a withholding obligation, be determined on the basis of a deemed closing of the books and records of the Company and its Subsidiaries as of the close of business on the Closing Date, and (B) in the case of any Tax not covered by clause (A), be equal to the amount of such Tax for the entire Pre-Closing Tax Period multiplied by a fraction, the numerator of which is the number of days in such period prior to and including the Closing Date, and the denominator of which is the total number of days in such period.

ARTICLE X

TERMINATION

Section 10.1 Termination of Agreement.

This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Parent and the Company;

(b) by the written notice of the Company to Parent if the Closing shall not have occurred on or before January 6, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company if the failure of the Company to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if the condition set forth in Section 8.1(b) has not been satisfied as of the Outside Date, then the Outside Date shall automatically extend to June 2, 2014.

(c) by the written notice of Parent to the Company if the Closing shall not have occurred on or before the Outside Date (as extended pursuant to Section 10.1(b) if applicable); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Parent if the failure of Parent or Merger Subsidiary to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by either the Company or Parent, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable, unless the failure to consummate the Closing because of such action by a Governmental Entity shall be due to the failure of Parent, if Parent is seeking to terminate this Agreement, or of the Company, if the Company is seeking to terminate this Agreement, to have fulfilled any of its obligations under this Agreement;

(e) by written notice of the Company to Parent if (x) Parent or Merger Subsidiary shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 8.3(a)(iii) could not be satisfied, or (y) there exists a breach of any representation or warranty of Parent or Merger Subsidiary contained in this Agreement such that the condition set forth in Section 8.3(a)(i) or Section 8.3(a)(ii) could not be satisfied and, in the case of either (x) or (y), such breach is incapable of being cured by the Outside Date; provided that the Company may not terminate pursuant to this Section 10.1(e) if Parent’s breach has been primarily caused by a breach of any provision of this Agreement by the Company; or

(f) by written notice of Parent to the Company if (x) the Company or ICG Group shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company or ICG Group such that the condition set forth in Section 8.2(a)(iv) could not be satisfied, or (y) there exists a breach of any representation or warranty of the Company or ICG Group contained in this Agreement such that the condition set forth in Section 8.2(a)(i) or Section 8.2(a)(ii) or Section 8.2(a)(iii) could not be satisfied and, in the case of (x) or (y), such breach is incapable of being cured by the Outside Date; provided that Parent may not terminate pursuant to this Section 10.1(f) if the Company’s or ICG Group’s breach has been primarily caused by a breach of any provision of this Agreement by Parent.

Section 10.2 Effect of Termination.

In the event of termination of this Agreement by a party hereto pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties hereto, except that the provisions of Sections 7.3, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11 and this Section 10.2 shall survive the termination of this Agreement; provided, however, that if such termination shall result from the willful and material breach by a party of any of its representations or warranties set forth in this Agreement, or from the material breach by a party of any of its covenants or agreements set forth in this Agreement, each of the Company, ICG Group, Parent or Merger Subsidiary, as the case may be, shall be fully liable for any and all Damages of the other parties as a result of any willful and material breach or inaccuracy by such party prior to termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Assignment; Binding Effect.

This Agreement and the rights hereunder are not assignable unless (i) such assignment is consented to in writing by Parent, ICG Group and the Company, or (ii) Parent or Merger Subsidiary assigns its rights, in whole or in part, to one or more Affiliates of Parent or Merger Subsidiary and provides written notice of same to the Company, but in the case of clause (ii) above, no such assignment will relieve the Company, ICG Group or Parent of their respective obligations under this Agreement. Notwithstanding the foregoing, Parent may without such consent and upon written notice to the Company assign its rights hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any other debt financing source providing financing in connection with the transactions contemplated hereby, which assignment shall not relieve Parent of its obligations hereunder. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.2 Choice of Law.

This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than any Law that would result in the Law of any other state being applied), of the State of Delaware.

Section 11.3 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 11.4; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY

SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.4 Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when sent by facsimile (with written confirmation of transmission), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (d) when sent by e-mail, provided that an additional copy is delivered one (1) Business Day via postal mail after such e-mail was sent, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, prior to Closing, to:

Procurian, Inc.

211 South Gulph Road, Suite 500

King of Prussia, PA 19406

Attn: Michael Shim, Esq.

Fax: (877) 424-2339

Email: MShim@procurian.com

and with copies to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Henry N. Nassau, Esq.

         Stephen M. Leitzell, Esq.

Fax: (215) 655-2621

Email: henry.nassau@dechert.com

           stephen.leitzell@dechert.com

and

ICG Group, Inc.

555 E. Lancaster Avenue, Suite 640

Radnor, PA 19087

Attn: Suzanne Niemeyer, Esq.

Fax: (610) 727-6879

Email: sniemeyer@icg.com

If to ICG Group:

ICG Group, Inc.

555 E. Lancaster Avenue, Suite 640

Radnor, PA 19087

Attn: Suzanne Niemeyer, Esq.

Fax: (610) 727-6879

Email: sniemeyer@icg.com

and with copies to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Henry N. Nassau, Esq.

         Stephen M. Leitzell, Esq.

Fax: (215) 655-2621

Email: henry.nassau@dechert.com

           stephen.leitzell@dechert.com

If to Parent and if to the Surviving Corporation after the Closing, to:

c/o Accenture LLP

161 North Clark Street

Chicago, Illinois 60601

Attention: Michael Corcoran

Facsimile: (312) 652-2463

Email: michael.a.corcoran@accenture.com

with a copy to:

c/o Accenture LLP

161 North Clark Street

Chicago, Illinois 60601

Attention: Timothy Metzger

Facsimile: (312) 896-9172

Email: timothy.m.metzger@accenture.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Sarkis Jebejian, P.C.

William Sorabella

Facsimile: (212) 446-4900

Email: sarkis.jebejian@kirkland.com

           william.sorabella@kirkland.com

If to the Stakeholder Representative, to:

Internet Capital Group Operations, Inc.

555 E. Lancaster Avenue, Suite 640

Radnor, PA 19087

Attn: Suzanne Niemeyer, Esq.

Fax: (610) 727-6879

Email: sniemeyer@icg.com

and with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Henry N. Nassau, Esq.

Stephen M. Leitzell, Esq.

Fax: (215) 655-2621

Email: henry.nassau@dechert.com

           stephen.leitzell@dechert.com

Section 11.5 Headings.

The headings and table of contents contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 11.6 Fees and Expenses.

Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement, it being agreed that Transaction Expenses may be paid by the Company prior to the Closing or after the Closing so long as any Transaction Expenses that are not paid prior to the Closing or otherwise taken into account in computing Unpaid Transaction Expenses.

Section 11.7 Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Agreements executed in connection with this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement, except that paragraphs 8 and 9 the Confidentiality Agreement shall no longer be effective as of the date hereof.

Section 11.8 Interpretation.

(a) When a reference is made to an article, exhibit, section or schedule, such reference shall be to an article, exhibit, section or schedule of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d) References to “dollars” or “$” are to U.S. dollars.

(e) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made available or delivered pursuant hereto, unless otherwise defined therein.

(g) The terms “or,” “any” and “either” are not exclusive.

(h) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to a Person are also to its successors and permitted assigns.

(i) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 11.9 Disclosure.

The inclusion of information in any Section of the Company Disclosure Letter shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable. The disclosure of any matter in one section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter, notwithstanding the omission of a cross reference thereto, to the extent the relevance of such matter to such section is reasonably apparent from the face of such disclosure. The Company Disclosure Letter shall be deemed to disclose matters or liabilities and the effects thereof to the extent the matter or amount of the liability and the effects thereof are disclosed with reasonable particularity in the Company Disclosure Letter; the mere listing of a Contract or other item in the Company Disclosure Letter shall not be deemed to disclose all matters related thereto or effects therefrom unless specifically set forth or referenced in the Company Disclosure Letter; provided that disclosures will only be deemed made for any Company Fundamental Rep or pursuant to Section 3.13 or ICG Fundamental Rep if set forth on the schedule that corresponds to any such representation and warranty; provided, further, that solely with respect to Section 3.14(a) except as otherwise expressly set forth thereon, the foregoing shall not limit any cross-references or deemed disclosures for purposes of determining the scope of Company Contracts. The Company Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing contained therein constitutes a representation, warranty or covenant of any party to this Agreement.

Section 11.10 Waiver and Amendment.

This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Company and Parent. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11 Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except for Section 7.6 and Section 11.17 and provisions applicable to Accenture LLP, nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 11.12 Enforcement.

Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages will be inadequate and the non-breaching party will have no adequate remedy at Law. Accordingly, the parties agree that such non-breaching party shall have the right to seek to obtain, in addition to any other rights and remedies existing in their favor at Law or in equity, specific performance, injunctive relief and other equitable relief (without posting of bond or other security) to enforce their rights and the other party’s obligations hereunder. Each of the parties hereto acknowledges that prior to the Closing, any other party hereto shall have the right to seek to specifically enforce the obligations to consummate the transactions contemplated hereby. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

Section 11.13 Severability.

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and all other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 11.14 Counterparts; Signatures.

This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile or electronic scanned signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 11.15 Time is of the Essence.

Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 11.16 Stakeholder Representative.

(a) The adoption of this Agreement and the approval of the Merger by the holders of Common Stock or acceptance of the Closing Per Share Consideration pursuant to Section 2.6 or Award Payment shall constitute the grant to the Stakeholder Representative of the full power and authority, to act as agent and attorney-in-fact, with full power of substitution to act in the name, place and of each Holder’s stead with respect to the transactions contemplated by, and all the terms and provisions of, this Agreement and to act on such Holder’s behalf in any dispute, litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and execute all such agreements, certificates, instruments or other documents, as the Stakeholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Stakeholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stakeholder Representative, in its sole discretion, determines to be desirable, (ii) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith, including Article IX and the Escrow Agreement, (iii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (iv) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (v) agree to negotiate, enter into settlements and compromises of, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the sole judgment of the Stakeholder Representative for the accomplishment of the foregoing, including taking all such actions as may be necessary under Article IX, (vi) give and receive notices and communications, (vii) authorize delivery to Parent of funds from the Escrow Account or any portion thereof in satisfaction of claims brought by Parent for Damages, (viii) receive and distribute the consideration payable hereunder, including payments from the Escrow Account and any earnings and proceeds thereon, and (ix) take all actions (or refrain from taking actions) necessary or appropriate in the judgment of the Stakeholder Representative as agent for and on behalf of the Holders in connection with this Agreement and the Escrow Agreement.

(b) The appointment of the Stakeholder Representative shall be deemed coupled with an interest and is hereby irrevocable. The provisions of this Section 11.16 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Holders to the Stakeholder Representative, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Holder.

(c) The Stakeholder Representative shall act for the Holder on all of the matters set forth in this Agreement in the manner the Stakeholder Representative reasonably believes to be in the best interest of the Holders and consistent with their obligations under this Agreement, and shall not waive, amend or otherwise modify this Agreement, waive any condition contained herein, enter into or execute any agreement, certificate, instrument or other document, or do or refrain from doing any other act or deed, that has the effect of adversely and disproportionately impacting any Holder relative to the other Holders in a manner that is inconsistent with the relative rights of such disproportionately impacted Holder under this Agreement, without the prior written consent of such Holder. The Stakeholder Representative shall not be responsible to the Holders for any Damages they may suffer by reason of the performance by the Stakeholder Representative of the duties of the Stakeholder Representative under this Agreement, other than loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Stakeholder Representative.

(d) Each Holder agrees to indemnify and hold harmless the Stakeholder Representative from, and promptly reimburse the Stakeholder Representative for, any loss, damage, fees, costs or expenses arising from the performance of the duties of the Stakeholder Representative hereunder, including the cost of any legal counsel or accountants retained by the Stakeholder Representative on behalf of the Holders or otherwise, but excluding any loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Stakeholder Representative. All expenses, if any, incurred by the Stakeholder Representative in connection with the performance of its duties as the Stakeholder Representative will be borne and paid by the Holders according to their Pro Rata Share. In furtherance of the foregoing, the Stakeholder Representative shall hold the Stakeholder Representative Expense Amount in a dedicated account for the benefit of the Holders and use the Stakeholder Representative Expense Amount to pay for any costs and expenses reasonably incurred by the Stakeholder Representative in carrying out its duties as the Stakeholder Representative under this Agreement or any other Transaction Agreement or to pay costs or expenses to be incurred by the Stakeholder Agreement as provided in this Agreement or any other Transaction Agreement. The Stakeholder Representative, from time to time based on its reasonable discretion, shall pay to the Paying Agent or the Company for distribution to the Holders their respective Pro Rata Share of any amount remaining from the Stakeholder Representative Expense Amount.

(e) All actions, decisions and instructions of the Stakeholder Representative taken, made or given pursuant to the authority granted to the Stakeholder Representative pursuant to this Section 11.16 shall be conclusive and binding upon each Holder, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same.

(f) Parent and the Company shall be entitled to rely exclusively upon the communications, instructions and decisions of the Stakeholder Representative relating to the foregoing as the communications, instructions or directions of the Holders. The Stakeholder Representative shall have the authority to act as agent for and on behalf of all Holders hereunder and shall be held liable or accountable in any manner for any act or omission of the Stakeholder Representative in such capacity.

(g) Notwithstanding anything to the contrary in this Section 11.16, the provisions of this Section 11.16 do not affect any right of Parent (except for rights granted in Section 11-16(f) hereunder) or create any obligation on the part of Parent. The Holders shall bear full responsibility for any and all obligations arising pursuant to this Section 11.16.

Section 11.17 Conflict Waiver.

Dechert LLP has represented the Company, ICG Group and certain Holders, including ICG Holdings, Inc., and the parties agree that such representation may continue to be recognized after the Closing. Specifically, Parent agrees that it shall not, and shall not cause the Company to, seek to have Dechert LLP disqualified from representing any Holder or any Holder’s Affiliate (which as of the Closing Date shall no longer include the Acquired Companies) in connection with any dispute that may arise between such parties and Parent or the Company in connection with this Agreement or the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PARENT:	ACCENTURE SUB INC.

	By:	/s/ Ronald J. Roberts
Name: Ronald J. Roberts
Title: Secretary

MERGER SUBSIDIARY:	PEREGRINE MERGER SUB, INC.

	By:	/s/ Ronald J. Roberts
Name: Ronald J. Roberts
Title: Secretary

[Signature Page to the Merger Agreement]

THE COMPANY: PROCURIAN INC.

By:	/s/ Carl Guarino
Name: Carl Guarino
Title: Chief Executive Officer

ICG GROUP: ICG GROUP, INC.

By:	/s/ Walter W. Buckley, III
Name: Walter W. Buckley, III
Title: Chief Executive Officer

STAKEHOLDER REPRESENTATIVE: INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Walter W. Buckley, III
Name: Walter W. Buckley, III
Title: President and Chief Executive Officer

[Signature Page to the Merger Agreement]